Exhibit T3E-1

UNITED STATES BANKRUPTCY COURT
NORTHERN DISTRICT OF OHIO

In re	Chapter 11

WCI STEEL, INC., et al.,	Case No. 03-44662
(Jointly Administered)
Debtors.
Bankruptcy Judge Marilyn Shea-Stonum

REVISED DISCLOSURE STATEMENT IN SUPPORT OF
NOTEHOLDERS’ SECOND PLAN OF REORGANIZATION

KRAMER LEVIN NAFTALIS & FRANKEL LLP
Thomas Moers Mayer, Esq.
Gregory Horowitz, Esq.
P. Bradley O’Neill, Esq.
Marc P. Schwartz, Esq.
1177 Avenue of the Americas
New York, New York 10036
(212) 715-9100

and

NADLER NADLER & BURDMAN CO., LPA
Michael Gallo, Esq.
20 Federal Plaza West, Suite 600
Youngstown, OH 44503-1559
(330) 744-0247

Attorneys for Wilmington Trust Company as successor indenture trustee for $300,000,000 principal amount of 10% Senior Secured Notes (the “Secured Notes”) and beneficial holders (collectively, the “Secured Noteholders”) of more than 75% principal amount of such notes.

October 17, 2005

Secured Noteholders' Disclosure Statement

SUMMARY OF THE NOTEHOLDERS’ SECOND PLAN

WCI Will Reorganize on a Stand-Alone Basis. The Noteholders’ Second Plan provides that the Debtors will continue to own and operate their businesses, without any sale of assets, any change in its pension or labor agreements, or any other business change. The Secured Noteholders and unsecured creditors will own all of the stock of the reorganized debtors (“Reorganized WCI”), the amount of debt on the company’s balance sheet will be dramatically reduced, and the management of Reorganized WCI will change through the appointment of new officers and directors.

Treatment of Creditors. All creditors other than Secured Noteholders and general unsecured creditors will be paid either in full and in cash, or in accordance with the terms of their agreements. Secured Noteholders and general unsecured creditors will receive new notes, new common stock, cash and the right to purchase new preferred stock, all as set forth in more detail in the table at pages vii-ix below.

USW Employees. The Noteholders’ Second Plan provides for Reorganized WCI to assume the existing USW collective bargaining agreement without change to its terms. This differs from the plan of reorganization previously proposed by the Secured Noteholders (the “Noteholders’ First Plan”), which provided for WCI to be sold to a separate entity without any collective bargaining agreement in place.

That agreement has expired and can now be terminated by either party on 60 days notice. The USW has sent a letter, attached as Exhibit 5, threatening to terminate the old agreement.1 If the USW were to terminate the existing collective bargaining agreement, the USW would be free to exercise their rights under applicable labor laws, including at some point the right to strike. A strike could result in the temporary disruption, or even (in some circumstances) the permanent cessation, of the Reorganized WCI’s business.

However, the Secured Noteholders believe that the USW will have no reason either to terminate the existing contract, or to strike once the Secured Noteholders own the Debtors and continue to offer employment under existing terms and conditions. We believe the risk of such labor disruption is minimal.

___________________
1  The Secured Noteholders have agreed to the attachment of Exhibit- 5 and the inclusion of USW statements herein on the condition that the order approving this Disclosure Statement provide that such attachment and the inclusion of such statements do not constitute either (a) an admission by the Secured Noteholders as to the truth of any statement contained therein, or (b) an agreement by the Secured Noteholders that the Exhibit or any statement constitutes evidence of the matters asserted therein.

Secured Noteholders' Disclosure Statement
- ii -

In this connection, we note that on March 26, 2004, the Secured Noteholders and the USW reached an agreement in principle on a 230-page collective bargaining agreement. Although the USW refused to proceed with that agreement in principle (ratifying instead a substantially identical agreement with the Debtors), and although the USW is under no obligation to negotiate a similar agreement with the Secured Noteholders in the future and has sent letters stating that it is unlikely to do so (so that Reorganized WCI’s labor costs may exceed those shown in the projections), the Secured Noteholders (1) are prepared to own Reorganized WCI subject to the terms and conditions of the existing labor contract, (2) believe that they will be able to negotiate an acceptable agreement with the USW and (3) are committed to invest $50,000,000 in new cash on that basis. As indicated above, the projections contained herein do not reflect the different labor costs that would be incurred under the existing collective bargaining agreement if it were to continue. Differences in labor costs may affect the value of the equity.

USW STATEMENT

The USW has not signed or ratified a tentative collective bargaining agreement with the Noteholders applicable to the reorganized company (which would be subject to membership ratification). In a letter dated September 16, 2005 from USW District Director McCall to counsel for the Noteholders (attached to this Disclosure Statement as Exhibit 5), the USW advised the Noteholders that the USW believes that it would be exceedingly difficult to reach an acceptable labor agreement with the Noteholders, that it is extremely unlikely that the USW would be able to do so, and that in the absence of a labor agreement with the Noteholders prior to the confirmation hearing, the USW is likely to provide a notice of termination applicable if the Noteholders’ Second Plan is confirmed.

Employees might well lose benefits in the event of a future shut down where no other entity is legally responsible for paying pension benefits in the event that there are insufficient funds in the WCI pension plans and insufficient funds are available from WCI. Under the Debtors’ Second Plan, Renco would be liable for such benefits as a member of the controlled group for as long as it remains a member of the controlled group. The USW also believes that any proposed pre-funding of the pension plan under the Noteholders’ Second Plan (which the Noteholders’ Second Plan provides will be cash in an amount equal to the lesser of (x) cash sufficient to render the Pension Plans fully funded under Generally Accepted Accounting Principles, (y) the maximum amount that can be contributed to such Pension Plans without tax penalty or (z) $50 million), will not guarantee the funding of the benefits in the event of a future shut down, and may in the future leave the pension plan in the same financial condition as it would be without the prefunding. The USW also believes that under the Noteholders’ Second Plan, the Company will be more leveraged and have less liquidity than under the Debtors’ Second Plan, and that the Noteholders incorrectly make financial projections, including future retiree benefit costs, based on labor costs under a revised collective bargaining agreement that the USW has only agreed to with the Debtors and Renco. While the Noteholders state that they are assuming all retiree medical benefit plans, their balance sheet as reflected on Exhibit 3 shows no such obligation being assumed. Thus, the USW does not agree with the Noteholders’ statement that the USW has no reason either to terminate the existing contract, or to strike once the Secured Noteholders own the Debtors and continue to offer employment under exiting terms and conditions.

Secured Noteholders' Disclosure Statement
- iii -

The Secured Noteholders have inserted the foregoing statement at the request of the USW as an advocacy statement by the USW and not because the Secured Noteholders accept as true the assertions made by the USW. The Secured Noteholders do not believe that the USW’s advocacy is true.

Retirees. The Noteholders’ Second Plan provides for Reorganized WCI to assume WCI’s existing pension plans and existing retiree medical insurance plan, without change to their terms, and to fund into the pension plans, on the Effective Date, the lesser of (a) the amount needed to have assets in the pension plan equal to the obligations under such plan that the Reorganized WCI will report on its balance sheet in accordance with GAAP, (b) the greatest amount contributable to the Pension Plans without incurring an excise tax or other penalty, or (c) $50,000,000 (the “Pension Funding Amount”). This is a change from the Noteholders’ First Plan, which called for the pension plans to be locked and frozen.

USW STATEMENT

The USW believes that individuals might well lose benefits in the event of a future shut down where no other entity is legally responsible for paying pension benefits in the event that there are insufficient funds in the WCI Pension Plans and insufficient funds are available from the Debtors. Under the Debtors’ Second Plan, and under the current CBA, Renco would be liable for such benefits as a member of the controlled group for as long as it remains a member of the controlled group.

The USW also believes that under the Noteholders’ Second Plan, the Company will be more leveraged and have less liquidity than under the Debtors’ Second Plan, and that the Noteholders incorrectly make financial projections, including future retiree benefit costs, based on labor costs under a revised collective bargaining agreement that the USW has only agreed to with the Debtors and Renco. While the Noteholders state they are assuming all retiree medical benefit plans, their balance sheet as reflected on Exhibit 3 shows no such obligation being assumed.

The Secured Noteholders have inserted the foregoing statement at the request of the USW as an advocacy statement by the USW and not because the Secured Noteholders accept as true the assertions made by the USW. The Secured Noteholders do not believe that the USW’s advocacy is true.

The USW, the Debtors and Renco contend that the Noteholders’ Second Plan leaves workers vulnerable to the loss of “shut-down” benefits under the pension plan. They contend that the Debtors’ Second Plan avoids this risk by having Renco remain a member of the “controlled group” and thus liable for “shut-down” benefits. The Secured Noteholders believe none of these arguments have merit. The Secured Noteholders believe that workers are equally vulnerable to the loss of shut-down benefits under the Debtors’ Second Plan for at least the following reasons: (1) if the PBGC terminates the pension plan to avoid becoming, itself, liable for shut-down benefits, the USW will have no ability to collect those shut-down benefits from Renco; and (2) so far as the Secured Noteholders are aware, Renco has neither disclosed its current financial condition, nor agreed to maintain its financial condition in the future, nor agreed to maintain its membership in the “controlled group” with WCI and, accordingly, its ability to backstop shut-down benefits, either today or in the future, cannot be determined.

Secured Noteholders' Disclosure Statement
- iv -

For these and other reasons, Secured Noteholders believe that the Debtors’ Second Plan provides USW members no greater security with respect to shut-down benefits than does the Noteholders’ Second Plan.

The PBGC. Because the Noteholders’ Second Plan assumes the Debtors’ existing pension plans, the PBGC’s rights against WCI and its subsidiaries will not be impaired by the Noteholders’ Second Plan. If the PBGC should nevertheless terminate the pension plans, the PBGC’s claim will, to the extent and in the amount allowed, become a liquidated Allowed Unsecured Claim in Class 7 and will share in the securities distributed to that Class, and the Pension Funding Amount will be retained by the Reorganized WCI for general corporate purposes.

Distributions to Creditors: The treatment accorded to all classes of creditors and interest holders under the Noteholders’ Second Plan is summarized in the following chart.

PLEASE NOTE: THIS DISCLOSURE STATEMENT, AND IN PARTICULAR THE CHART THAT FOLLOWS, ESTIMATES THE VALUE OF DISTRIBUTIONS TO CLASS 2 AND CLASS 7 CREDITORS BASED ON VALUES ASCRIBED TO CERTAIN SECURITIES: THE NEW NOTES, THE NEW COMMON AND THE “RIGHTS”.

THESE VALUES ARE ARITHMETICALLY DERIVED FROM A $325,000,000 VALUE OF THE REORGANIZED WCI - THE TOP END OF THE $275,000,000 TO $325,000,000 RANGE OF ENTEPRISE VALUES DETERMINED BY THE SECURED NOTEHOLDERS’ FINANCIAL ADVISOR, CIBC WORLD MARKETS (“CIBC”), AS SET FORTH IN THIS DISCLOSURE STATEMENT.

INDEED, THE SECURED NOTEHOLDERS BELIEVE THAT THE VALUES ASCRIBED TO THE NEW COMMON AND THE RIGHTS ARE UNDERSTATED - THAT IS, THE SECURED NOTEHOLDERS BELIEVE THAT THE NEW COMMON AND THE RIGHTS ARE WORTH MORE THAN THE VALUES SET FORTH IN THIS DISCLOSURE STATEMENT. THAT IS WHY THE SECURED NOTEHOLDERS ARE INVESTING $50,000,000 IN CASH THROUGH THE EXERCISE OF THE RIGHTS. THAT IS WHY THE VALUE OF THE NEW COMMON AND THE RIGHTS IS BASED ON THE TOP END OF CIBC’S RANGE.

HOWEVER, THERE IS NO GUARANTY THAT THE VALUES ASCRIBED TO THESE SECURITIES WILL BE REALIZED BY ANY CREDITOR UPON SUCH CREDITOR’S RECEIPT OF THESE SECURITIES.

Secured Noteholders' Disclosure Statement
- v -

CIBC’S VALUATION OF THE TOTAL ENTERPRISE VALUE OF THE REORGANIZED WCI IS A NOT A PREDICTION AS TO THE VALUE OF ANY OF THE SECURITIES ISSUED UNDER THE NOTEHOLDERS’ SECOND PLAN.

IN PARTICULAR:

●	THE NEW NOTES MAY NOT TRADE AT 100% OF THEIR PRINCIPAL AMOUNT.

●	THE NEW COMMON STOCK MAY NOT TRADE AT THE $16.23 PER SHARE VALUE ASCRIBED THERETO.

●
THE RIGHTS ARE VALUED AT $9.48 PER RIGHT. HOWEVER, THE RIGHTS MUST BE EXERCISED PRIOR TO THE EFFECTIVE DATE. THE RIGHTS WILL NOT TRADE. THE VALUE OF A RIGHT WILL BE REALIZED ONLY IF [A] THE RECIPIENT OF THE RIGHT PAYS $10 TO PURCHASE A SHARE OF NEW PREFERRED UNDER THE RIGHT, AND [B] NEW COMMON IS ACTUALLY WORTH $16.23 PER SHARE.

THE VALUES ASCRIBED TO ANY SECURITY ARE, IN ALL EVENTS, SUBJECT TO THE RESERVATIONS AND RISK FACTORS DISCLOSED HEREIN.

Secured Noteholders' Disclosure Statement
- vi -

THE NOTEHOLDERS’ SECOND PLAN:

Claims/ Interests	Class/Status	Noteholders’ Second Plan
Wachovia Debtor-in-Possession Financing Claims	Class 1 Unimpaired.
All administrative and priority claims shall be paid in full in Cash on the Effective Date out of a $150,000,000 exit facility, provided, that the Secured Noteholders may elect to pay tax claims over 6 years to the extent permitted under Bankruptcy Code § 1129(a)(9). Citigroup agreed to provide such exit financing in connection with the Noteholders’ First Plan; the Secured Noteholders anticipate they will be able to obtain a facility on similar terms, and will file definitive documentation for such facility prior to the commencement of the hearing on confirmation.

Secured Noteholders' Disclosure Statement
- vii -

Claims/ Interests	Class/Status	Noteholders’ Second Plan
Secured Noteholders	Class 2 Impaired. Claim amount: $183,000,000
On or about the Effective Date, the Indenture Trustee shall receive on behalf of the Secured Noteholders total value of $183,000,000, comprised of:

●     Cash in an amount sufficient to pay the fees and expenses of the Indenture Trustee incurred from September 16, 2003 through the Effective Date, currently projected to be approximately $17,000,000; and

●      $100,000,000 principal amount of New Notes; and

●      1,730,129 shares of new common stock (the “New Common”), valued at $16.23 per share for a total value of $28,080,000.

Finally, each Secured Noteholder will receive, pursuant to Section 2.6, the right (collectively, the “Rights”) to buy its Pro Rata Share of 4,000,000 shares of the new preferred stock of Reorganized WCI (the “New Preferred”) for $10 per share in cash payable on the Effective Date. Each Right is valued at approximately $9.48, so the Rights have an aggregate value of approximately $37,920,000.

As noted, the aggregate value of such cash and securities equals $183,000,000. If Allowed Noteholders’ Secured Claims are allowed in an amount less than $183,000,000, first New Common, and thereafter New Notes, shall be reallocated to Class 7 until the total value of distributions to Class 2 equals the total amount of the Allowed Noteholders’ Secured Claims.

Other Secured Creditors	Class 3 Unimpaired	Paid in accordance with their terms
Small Claims	Class 4 Unimpaired	Paid in full in Cash on the Effective Date.
	Class5	Eliminated
	Class 6	Eliminated

Secured Noteholders' Disclosure Statement
- viii -

All Allowed Claims other than Allowed Claims in Classes 1-6, including Claims under the Secured Notes in excess of the value of the collateral securing such notes. Estimated amount of claims:
Less than
$167,275,000
Class 7 Impaired
Each holder of an Allowed Unsecured Claim in Class 7 shall receive on the Effective Date its pro rata share of 2,269,871 shares of New Common, valued at $36,840,000 plus any additional shares of New Common and any New Notes that are reallocated from Class 2.

Using the valuations set forth above, New Common distributed to Class 7 claims should have a value of not less than 22.0% of each claim.

Equity Interests	Class 8 Deemed to Reject No Recovery	The holder of Equity Interests shall receive no distributions thereon.

Illustration of Noteholders’ Second Plan

Set forth on the following page is a diagram that presents, in a simplified manner, certain aspects of the Noteholders’ Second Plan. It illustrates the various sources of Cash paid to creditors under the Noteholders’ Second Plan and the allocation of distributions among the various creditor classes.

This illustration is not intended to modify the description of the various transactions otherwise contained in the language of the Noteholders’ Second Plan and this Disclosure Statement. Rather, the illustrations are intended as an aid for parties in understanding the structure and transactions otherwise described herein.

Secured Noteholders' Disclosure Statement
- ix -

*  If the Bankruptcy Court determines that the value of the Secured Noteholders’ collateral is less than $183 million, first Common Stock and then New Notes will be reallocated from Class 2 to Class 7.

†  Common Stock value may be subject to dilution because the New Preferred pays a 10% annual dividend for two years payable in additional New Preferred which is convertible into Common Stock.

Secured Noteholders' Disclosure Statement
- x -

Recommendation of Creditors’ Committee

The Official Committee of Unsecured Creditors (the “Committee”) has recommended that unsecured creditors (other than Secured Noteholders, who hold unsecured deficiency claims) vote for the Debtors’ Second Plan. The Committee also recommends that unsecured creditors who vote for both plans indicate a preference for the Debtors’ Second Plan The Committee’s recommendations are contained in a letter included in the same package as the Noteholders’ Disclosure Statement.

The Cleveland Cliffs contract was previously assumed by the Debtors and therefore Cleveland Cliffs will not vote on either Plan. Further, the contracts of Ohio Edison Company and Oglebay Norton Company will be assumed under the Debtors' and Noteholders' Second Plan. The PBGC, based on the assumption of the WCI Pension Plan under both the Debtors’ and the Noteholders’ Second Plan, is not likely to vote on the Plans. As for the USW, its position with respect to its support of the Debtors’ Second Plan is set forth throughout the Noteholders’ Disclosure Statement. Accordingly, the Secured Noteholders believe that the Committee members have interests which have affected their determination to support the Debtors’ Second Plan.

The Committee disagrees with this conclusion, and maintains that the reasons for the Committee’s support for the Debtors’ Second Plan are summarized in the Committee’s Letter of Support enclosed with this solicitation package.

Secured Noteholders' Disclosure Statement
- xi -

Secured Noteholders' Disclosure Statement
- xii -

Risks Associated with the New Preferred, New Common and New Notes	23
No Trading Market	23
Certain New Securities May Not Be Freely Tradable Without a Registration Statement	24
Projected Financial Information	25
Risk Factors Related to Estimates and Assumptions	25
Certain Bankruptcy-Related Considerations	25
Risk That the Plan Will Not Be Confirmed	25
Risks Arising Out of Potential For Nonconsensual Confirmation	25
Risks That Plan Will Not Be Consummated	26

EXEMPTION FROM SECURITIES ACT REGISTRATION	26
Issuance of New Securities Under the Plan	26
Subsequent Transfer of Securities Issued Under the Secured Noteholders’ Second Plan	27

ALTERNATIVES TO THE SECURED NOTEHOLDERS’ SECOND PLAN AND CONSEQUENCES OF REJECTION	28
Alternative Plans	28
Chapter 7 Liquidation	29

RECOMMENDATIONS AND CONCLUSION	30

EXHIBITS:
EXHIBIT 1 - Plan of Reorganization
EXHIBIT 2 - Liquidation Analysis
EXHIBIT 3 - Financial Projections
EXHIBIT 4 - Audited Consolidated Financial Statements for the period ending October 31, 2004
EXHIBIT 5 - Letter from USW Director David McCall
EXHIBIT 6 - Commitment Letter for Exit Financing Obtained in Connection with Noteholders’ First Plan

Secured Noteholders' Disclosure Statement
- xiii -

QUESTIONS AND ANSWERS ABOUT THE WCI REORGANIZATION CASES

The following is a brief summary of certain basic questions and answers pertinent to the Debtors’ reorganization cases. This summary is not intended to be a complete discussion of the matters raised in this Disclosure Statement. You should refer to the remainder of the Disclosure Statement and the Noteholders’ Second Plan for a detailed description of the Debtors’ reorganization. Capitalized terms used in this summary and the remainder of the Disclosure Statement are defined in the Disclosure Statement or, if not defined in the Disclosure Statement, are defined in the Noteholders’ Second Plan.

Q:   Why did WCI file its Chapter 11 reorganization case?

A:    In the disclosure statements the Debtors delivered in connection with the plan of reorganization they filed in 2004 (the “Debtors’ First Plan”) that was not confirmed and their current plan, they alleged the following explanation for the filing:

“During 2000 and 2001, WCI suffered intense downward pressure on steel prices due to the surge of imports into the United States. As a result, WCI incurred a net loss of $100.8 million in 2001. In 2002, WCI incurred a net loss of $37.6 million. During the first ten months of 2003, WCI suffered a loss in an aggregate amount of approximately $223 million. In addition to incurring significant losses in the immediately preceding three years, WCI suffered negative cash flows due, in part, to its cost structures in relationship to those of other steel producers. The restructuring of labor costs by a number of steel companies that reorganized over the past several years left WCI with significantly higher labor costs compared to its competitors. Accordingly, over the past eighteen months, WCI and its Board of Directors have evaluated strategic alternatives for WCI and its subsidiaries. WCI believes that the restructuring contemplated by the Plan addresses WCI’s cost and debt structures and will result in a leaner, more competitive operation. Further, WCI believes that this Plan will enable its creditors to obtain a greater recovery than if WCI were to seek other restructuring alternatives or liquidation under Chapter 7 of the Bankruptcy Code.”

The Secured Noteholders believe that the Debtors’ description of the reasons for their filing is incomplete, because it omits certain events which the Secured Noteholders assert left WCI vulnerable to adverse developments in the steel industry. In 1996, Renco, which owns WCI through Renco Steel Holdings, Inc. (“Renco Holdings”), caused WCI to issue $300,000,000 principal amount of Secured Notes and then caused WCI to dividend approximately $108 million of these proceeds to Renco.

According to WCI’s own financial reports, the transaction left WCI with over $100 million in negative equity as an accounting matter.

Secured Noteholders' Disclosure Statement
- xiv -

In 1998, Renco caused the shell holding company that owns WCI’s stock, Renco Holdings to issue $120 million in notes secured by the stock of WCI, and to dividend the proceeds to Renco. WCI paid at least $8 million in dividends to Renco Holdings.

These dividends were disclosed to the purchasers of the Secured Notes and Renco Steel Notes when they were issued, and did not violate any provisions of the Notes. However, the Secured Noteholders believe that the dividends left WCI over-leveraged, unable to fund capital expenditures at the same level as its competitors, and more vulnerable to the downturn in the steel industry that followed. See Secured Noteholders’ Disclosure Statement, Events Precipitating Chapter 11 Filing, p. 8; Joint Disclosure Statement, pp. 19-20.

At the confirmation hearing last year, Edward Caine, the Debtors' chief restructuring officer and chief executive officer at the time the dividends were declared, testified as follows:

Q:  You don’t agree that WCI, when it declared a dividend, must have assured itself that [such] dividend would not render it insolvent?

A:  If you’re talking from a balance sheet case, yes, it would put is to a negative balance sheet number, but would not create an insolvency in the company. The company had sufficient and adequate reserves and was making a profit adequate to pay the dividends.

Q: . . .I did not mean to be referring to a balance sheet, sir. I meant to refer to what the actual non-book value of the assets is. You don’t agree that WCI had to assure itself that it had assets at least equal to its debts in order to declare a dividend?

A:  No, I do not.

Q:  Okay. And you don’t agree that when WCI declared a $9.2 million dividend in 2002 it must have felt comfortable that the value of its assets was worth more than $300 million?

A:  At no point in time did I consider the asset value as a decision relevant to paying of dividends.

Mr. Caine further acknowledged that the bonus to which he was entitled under his Net Worth Agreement was increased by the amount of the dividend.”

The Debtors’ statement that they have used chapter 11 to restructure their operations and legacy costs is misleading. The Secured Noteholders believe that the only legacy cost restructuring relates to Renco’s agreement to assume the Debtors’ pension plan, for which Renco already bears controlled group liability, and which Renco could have done outside of chapter 11. The Secured Noteholders believe that WCI’s primary restructuring purpose in the chapter 11 case is to reduce its indebtedness to the Secured Noteholders and other creditors through a plan that permits Renco to retain ownership of the company. The Debtors and Renco dispute this characterization.

Secured Noteholders' Disclosure Statement
- xv -

Q.   How Does the Noteholders’ Second Plan Address WCI’s Financial Problems?

A.   The Noteholders’ Second Plan addresses WCI’s financial problems through a reorganization of WCI’s businesses in which:

•
approximately $324,275,000 in Secured Notes will be discharged in return for: $100 million in face amount of New Notes, 4 million shares of New Common (40% of Reorganized WCI) and the right to invest up to $50 million in New Preferred (in order to acquire 5 million shares of New Preferred, convertible into 60% of the New Common);

•
As a result of the sale of the New Preferred, and the arrangement of exit financing,[2] Reorganized WCI will have cash sufficient to pay (1) all of WCI’s post-bankruptcy administrative expenses, (2) WCI’s secured working capital line and (3) the pension plan underfunding as calculated under GAAP.

See Summary of the Noteholders’ Second Plan, pp. ii-vi; The Noteholders’ Second Plan, pp. vii-x.

Q:   What is the process for approving WCI’s Chapter 11 reorganization?

A:   As a general matter under the Bankruptcy Code, every class of claims that is “impaired” under the Noteholders’ Second Plan must vote in favor of the Noteholders’ Second Plan in order for it to be confirmed by the Bankruptcy Court.

A class of claims is impaired if claims in that class are not paid in accordance with all of their legal, equitable and contractual rights other than rights triggered by the bankruptcy filing itself. A class of impaired claims is deemed to have accepted the Noteholders’ Second Plan if the plan is accepted by holders of claims constituting at least two-thirds in dollar amount and more than one-half in number of allowed claims within such class that vote on the Plan.

If the claims in a class are paid in accordance with their legal, equitable and contractual rights, then such class will be deemed to be unimpaired and to have accepted the Plan. Accordingly, holders of such claims will not be entitled to vote on the Plan.

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2  The Secured Noteholders expect to obtain exit financing on terms substantially similar to those obtained in connection with the Noteholders’ First Plan. Under the Noteholders’ First Plan, Citigroup agreed to provide a working capital facility in the principal amount of $150,000,000. The commitment letter containing the material terms of the exit financing that the Secured Noteholders obtained in connection with their First Plan is attached as Exhibit 6. In light of the Debtors’ higher levels of working capital as of July 30, 2005, the Secured Noteholders believe that obtaining a working capital facility on substantially similar terms is a reasonable expectation.

Secured Noteholders' Disclosure Statement
- xvi -

If the claims or equity interests receive no distribution on account of such claims or equity interests, they are deemed to have rejected the Plan. Accordingly, holders of such claims or equity interests will also not be entitled to vote on the Plan. See Acceptance or Rejection of the Plan, p. 6; Joint Disclosure Statement, pp. 35-38.

Q:   Can the Noteholders’ Second Plan be approved if one of the impaired classes does not vote to accept the Plan?

A:   Yes. Chapter 11 of the Bankruptcy Code permits a plan of reorganization to be confirmed if at least one class of impaired claims votes in favor of the plan. However, if not all impaired classes vote to accept the plan, the Bankruptcy Court must find that the Noteholders’ Second Plan meets a number of statutory tests before it may confirm the plan. Many of these tests are designed to protect the interests of holders of claims or equity interests who do not vote to accept the Noteholders’ Second Plan but who will nonetheless be bound by its provisions if confirmed by the Bankruptcy Court. See Joint Disclosure Statement, pp. 37-38.

Q:   I hold $10,000 principal amount of WCI’s 10% Senior Secured Notes. What will I receive if the Noteholders’ Second Plan is confirmed by the Bankruptcy Court?

A:   Each holder of Secured Notes has two claims: a secured claim in Class 2 equal to the holder’s pro rata share of the value of the collateral securing the Secured Notes, which the Secured Noteholders’ appraiser values at $183,000,000, and an unsecured “deficiency claim” in Class 7 equal to its pro rata share of the balance (i.e., the difference between the $324,275,000 total claim under the Secured Notes and the value of the collateral).

If the Bankruptcy Court finds that the collateral is correctly valued at $183,000,000, securities and cash with a value equal to that sum will be distributed to all Noteholders; provided, that, the indenture trustee will deduct cash equal to what it has spent to represent the Noteholders during this chapter 11 case, an amount currently estimated at $17,000,000, leaving $166,000,000 to be distributed to all Secured Noteholders on account of their secured claims, for a distribution of securities valued at $5,533 in respect of your $10,000 in Notes.

In addition, you will receive distributions on account of your unsecured deficiency claim. If the Bankruptcy Court values the Secured Noteholders’ collateral at $183,000,000, the Noteholders Second Plan will distribute 2,269,871 additional shares of New Common with a value of $36,840,000 on account of all $167,275,000 (estimated) unsecured claims, including $141,275,000 of unsecured deficiency claims under the Secured Notes. The Secured Notes will therefore receive $141,275,000/167,275,000 of the distributions to unsecured claims, or $31,113,860 in additional value, which will provide you with an additional distribution of securities valued at $1,037.

You would receive securities with a total value of $6,570 on account of your $10,000 principal amount of Notes.

If the Bankruptcy Court determines that the Secured Noteholders’ collateral is worth less than $183,000,000, your distributions will be less - but not by much.

Secured Noteholders' Disclosure Statement
- xvii -

For example, if the Bankruptcy Court were to value the Secured Noteholders’ collateral at $46,000,000 less - i.e., $137,000,000 -- deducting $17,000,000 for fees and expenses would leave a total of $120,000,000, or 40%, to be distributed on account of Noteholder secured claims, and you would receive $4,000 on your secured claim. However, the $46,000,000 not distributed on account of secured claims would be distributed to unsecured claims in addition to the $36,840,000 discussed above, for a total distribution to unsecured claims of $82,840,000. Noteholders would hold $187,275,000 out of $213,275,000 in total unsecured claims, giving them $72,741,114 in distributions on their unsecured deficiency claims. You would receive an additional $2,425. Thus your total distributions would be $6,425.

Q:   I am the holder of an unsecured claim against WCI. What will I receive if the Noteholders’ Second Plan is confirmed by the Bankruptcy Court?

A:   If you satisfy the requirements to be treated as a holder of a Class 4 Convenience Claim (claims of $5,000 or less), you will receive a cash payment of 100% of the allowed amount of your Claim promptly following the Effective Date of the Plan.

If your Claim does not qualify for Class 4 treatment as described above, see the next Question and Answer.

Q:   I am a trade creditor with a $100,000 unsecured claim against WCI. What will I receive if the Noteholders’ Second Plan is confirmed by the Bankruptcy Court?

A:   As the holder of an unsecured claim against WCI greater than $5,000 (so that you do not qualify as a Class 4 Convenience Claim), you will be included in Class 7. As a Class 7 General Unsecured Claim, you will receive your pro rata share of not less than 2,269,871 shares of New Common with a value of $36,840,000. As unsecured claims are estimated at not more than $167,275,000, you would receive a distribution of new common stock valued at 22.0% of your claim - or, $22,020 on account of your $100,000 claim.

If the Bankruptcy Court values the Secured Noteholders’ collateral at less than $183,000,000, your distributions will increase. If the Bankruptcy Court values the Secured Noteholders’ collateral at, for example, $137,000,000, you would receive distributions valued at 38.8% of your claim - or, $38,840 on account of your $100,000 claim.

Q:   What will the current holder of WCI common stock receive if the Noteholders’ Second Plan is confirmed by the Bankruptcy Court?

A:   The holder of WCI common stock will receive no distribution under the Noteholders’ Second Plan on account of such common stock. See Who May Vote, p. 5.

Q:   What must I do, as a holder of a claim against WCI, to vote my Claim under the Plan?

A:   You should read both this Disclosure Statement and the Joint Disclosure Statement carefully and ensure that you follow the instructions contained for voting your claim and that you meet the appropriate deadlines. You should ensure that you vote timely on the Noteholders’ Second Plan by promptly returning your Ballot. See Voting Procedures and Instructions, pp. 5-6; Joint Disclosure Statement, pp. 9-10.

Secured Noteholders' Disclosure Statement
- xviii -

Q:   What do I need to do now?

A:   If you are the holder of a Claim in Class 2 or 7, you should review this Disclosure Statement and the Noteholders’ Second Plan, fill out a Ballot to accept or reject the Noteholders’ Second Plan and return it promptly to the address indicated on the Ballot, and on the pre-addressed envelope that will be provided with the Ballot. It is important that you allow sufficient time for processing. As the voting deadline is 5:00 p.m. (EDT) on November 9, 2005, and the nominee to whom you return the Ballot will need some time to tabulate all Ballots, you should be sure to return your Ballot so that it is received by your nominee (the addressee on the envelope) by no later than November 4, 2005.

If you are the holder of a Claim in Classes 1, 3, or 4, your Claim is not impaired and therefore your Class is deemed to have accepted the Noteholders’ Second Plan. Accordingly, you are not entitled to vote.

If you are the holder of an Equity Interest in Class 8, you will not receive a distribution on account of such Equity Interest and your Class is deemed to have rejected the Second Plan. Accordingly, you are not entitled to vote.

Q:   The Ballot contains boxes for voting on both the Noteholders’ Second Plan and the Debtors’ Second Plan. What choices do I have on casting my votes?

A:   You have the option on your Ballot of voting (i) to accept the Noteholders’ Second Plan and to reject the Debtors’ Second Plan, (ii) to accept both the Noteholders’ Second Plan and the Debtors’ Second Plan, (iii) to reject the Noteholders’ Second Plan and accept the Debtors’ Second Plan, or (iv) to reject both Plans. If you decide to vote to accept both Plans, then you may also indicate which of the two that you prefer.

Q:   What happens if both the Noteholders’ Second Plan and the Debtors’ Second Plan are approved by creditors?

A:   The Bankruptcy Court will first decide whether one or both Plans meet the other legal requirements to be confirmed. If the Bankruptcy Court concludes that both Plans satisfy all legal requirements, the Court must determine which Plan should be confirmed. Only one Plan can be confirmed.

Q:   What if my claim is against a WCI subsidiary or is against more than one of the debtor companies?

A:   The Noteholders’ Second Plan treats claims against each of the Debtors on a basis known as “substantive consolidation.” For purposes of distributions under the Second Plan, the assets and liabilities of each of the Debtor companies will be treated as though they were assets and liabilities of a single entity. Accordingly, claims against all Debtor companies will receive identical treatment. In addition, claims against multiple Debtor companies will be treated as a single Claim against the combined estate. See Substantive Consolidation, p. 12; Joint Disclosure Statement, pp. 33-34.

Secured Noteholders' Disclosure Statement
- xix -

Q:   When is WCI expected to complete its reorganization?

A:   A hearing before the Bankruptcy Court to simultaneously consider confirmation of the Noteholders’ Second Plan and the Debtors’ Second Plan is currently scheduled for November 14, 2005, and days following. If that hearing occurs as scheduled, and is completed as the Secured Noteholders intend and anticipate, the Noteholders’ Second Plan will become effective, and WCI’s reorganization will be complete as soon as possible thereafter.

Q:   Whom should I contact if I have questions concerning the Noteholders’ Second Plan?

A:   If you have additional questions concerning the Second Plan, please contact:

Marc P. Schwartz, Esq.
KRAMER LEVIN NAFTALIS & FRANKEL LLP
1177 Avenue of the Americas
New York, New York 10036
Telephone: 212-715-7546
Facsimile: 212-715-8000
Email: MSchwartz@kramerlevin.com

Secured Noteholders' Disclosure Statement
- xx -

INTRODUCTION AND SUMMARY

Overview

On September 16, 2003, WCI Steel, Inc., an Ohio corporation, together with five of its wholly-owned subsidiaries, filed petitions for relief under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) with the United States Bankruptcy Court for the Northern District of Ohio (the “Bankruptcy Court”).

On April 20, 2004, the Debtors filed a plan of reorganization (as amended from time to time, the “Debtors’ First Plan”) and a disclosure statement.

On May 13, 2004, the Debtors consented to an Order by the Bankruptcy Court terminating their exclusive periods.

On June 17, 2004, the Secured Noteholders filed a plan of reorganization (the “Noteholders First Plan”).

On December 15, 2004, the Bankruptcy Court issued an opinion declining to confirm either the Debtors’ First Plan or the Noteholders’ First Plan. On April 13, 2005, the Bankruptcy Court issued a supplement to the confirmation opinion.

On May 19, 2005, the Secured Noteholders filed the Noteholders’ Second Plan. The Noteholders’ Second Plan was subsequently refiled with modifications on August 19, 2005, September 8, 2005, September 30, 2005 and October 12, 2005.

On August 12, 2005, the Debtors filed the Debtors’ Second Plan, which was refiled with modifications on September 8, 2005, September 30, 2005 and October 12, 2005.

This disclosure statement relates to the Noteholders’ Second Plan, which is attached hereto as Exhibit 1. This disclosure statement defines certain terms. Terms that have initial capitals but are not defined have the meanings ascribed to them in the Noteholders’ Second Plan.

The purpose of this Disclosure Statement is to provide the Debtors’ creditors and holders of Equity Interests with adequate information to make an informed judgment about the Noteholders’ Second Plan. This information includes, among other matters, a brief history of WCI, a summary of the Debtors’ Chapter 11 cases (the “Bankruptcy Cases”), a description of their assets and liabilities, a description of the terms under which their business will be reorganized and restructured in accordance with the Noteholders’ Second Plan, and an explanation of how Claims and Equity Interests will be treated and how the Noteholders’ Second Plan will function.

It is important that creditors read and carefully consider this Disclosure Statement and the Noteholders’ Second Plan, and that creditors vote promptly on the acceptance of the Second Plan. The Secured Noteholders believe that the restructuring contemplated by the Noteholders’ Second Plan will yield a recovery to creditors greater than could be achieved through other restructuring alternatives or through liquidation under Chapter 7 of the Bankruptcy Code. The Secured Noteholders therefore recommend that you vote in favor of the Noteholders’ Second Plan.

Secured Noteholders' Disclosure Statement

YOU SHOULD READ THIS DISCLOSURE STATEMENT AND THE NOTEHOLDERS’ SECOND PLAN IN THEIR ENTIRETY BEFORE VOTING ON THE SECOND PLAN. THIS DISCLOSURE STATEMENT SUMMARIZES CERTAIN TERMS OF THE SECOND PLAN, BUT THE NOTEHOLDERS’ SECOND PLAN ITSELF IS THE GOVERNING DOCUMENT. IF ANY INCONSISTENCY EXISTS BETWEEN THE NOTEHOLDERS’ SECOND PLAN AND THIS DISCLOSURE STATEMENT, THE TERMS OF THE NOTEHOLDERS’ SECOND PLAN WILL CONTROL. EXHIBIT 1 TO THIS DISCLOSURE STATEMENT IS A COMPLETE COPY OF THE NOTEHOLDERS’ SECOND PLAN.

A SUMMARY DESCRIPTION OF THE CLASSIFICATION OF YOUR CLAIM OR EQUITY INTEREST AND THE TREATMENT PROPOSED UNDER THE NOTEHOLDERS’ SECOND PLAN IS PROVIDED IN PAGES VII-X OF THIS DISCLOSURE STATEMENT.

The Secured Noteholders reserve the right to amend, modify, or supplement the Noteholders’ Second Plan at any time before the confirmation of the Noteholders’ Second Plan and without resoliciting votes on the Second Plan, provided that such amendments or modifications do not materially alter the treatment of, or distributions to, creditors under the Second Plan.

UNDER THE NOTEHOLDERS’ SECOND PLAN, SECURITIES ARE TO BE ISSUED BY REORGANIZED WCI. NEW COMMON AND NEW NOTES WILL BE EXCHANGED FOR CLAIMS UNDER WCI’S SECURED NOTES AND SHOULD QUALIFY FOR EXEMPTION FROM SECURITIES REGISTRATION UNDER SECTION 1145 OF THE BANKRUPTCY CODE. ACCORDINGLY, THESE SECURITIES MAY BE TRANSFERRED AND RESOLD WITHOUT REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, EXCEPT BY PERSONS WHO ARE DEFINED AS UNDERWRITERS UNDER SECTION 1145 OF THE BANKRUPTCY CODE. NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES AUTHORITY HAS TAKEN A POSITION WITH RESPECT TO THE NEW COMMON AND NEW NOTES TO BE ISSUED IN ACCORDANCE WITH THE NOTEHOLDERS’ SECOND PLAN.

THE NEW PREFERRED IS NOT BEING OFFERED AND SOLD PURSUANT TO SECTION 1145 OF THE BANKRUPTCY CODE. THIS STOCK WILL ONLY BE SOLD TO ACCREDITED INVESTORS, WILL BE RESTRICTED AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT PURSUANT TO REGISTRATION OR AVAILABLE EXEMPTIONS FROM REGISTRATION UNDER FEDERAL AND STATE SECURITIES LAWS. CERTIFICATES REPRESENTING THE SHARES OF THE NEW PREFERRED WILL BEAR A LEGEND TO THIS EFFECT.

Secured Noteholders' Disclosure Statement

THE FINANCIAL PROJECTIONS CONTAINED IN THIS DISCLOSURE STATEMENT REPRESENT THE SECURED NOTEHOLDERS’ ESTIMATES OF FUTURE EVENTS BASED ON PROJECTIONS PROVIDED BY WCI AND CERTAIN ASSUMPTIONS MADE BY EITHER WCI OR BY THE SECURED NOTEHOLDERS, AS MORE FULLY DESCRIBED BELOW.

IN PARTICULAR, THE FINANCIAL PROJECTIONS CONTAINED IN THIS DISCLOSURE STATEMENT ASSUME THAT REORGANIZED WCI’S LABOR COSTS WILL BE SIMILAR TO THE COST OF LABOR UNDER THE NEW COLLECTIVE BARGAINING AGREEMENT BETWEEN THE USW AND RENCO. THE SECURED NOTEHOLDERS NEGOTIATED A SIMILAR AGREEMENT, BUT THE USW DID NOT SIGN OR RATIFY THAT AGREEMENT. THE USW HAS STATED THAT IT IS HIGHLY UNLIKELY THAT IT WILL NEGOTIATE SUCH AN AGREEMENT WITH THE SECURED NOTEHOLDERS. THE SECURED NOTEHOLDERS BELIEVE THAT THEY WILL REACH SUCH AN AGREEMENT AND THAT THE USW’S STATEMENT TO THE CONTRARY IS A LITIGATION POSITION. FAILURE TO REACH SUCH AN AGREEMENT COULD AFFECT THE LABOR COSTS USED IN THE PROJECTIONS.

SOME OR ALL OF THESE ASSUMPTIONS MAY NOT BE REALIZED. NONE OF THE FINANCIAL ANALYSES CONTAINED IN THIS DISCLOSURE STATEMENT IS CONSIDERED TO BE A “FORECAST” OR “PROJECTION” AS TECHNICALLY DEFINED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS. THE USE OF THE WORDS “FORECAST,” “PROJECT,” OR “PROJECTION” WITHIN THIS DISCLOSURE STATEMENT RELATE TO THE BROAD EXPECTATIONS OF FUTURE EVENTS OR MARKET CONDITIONS AND QUANTIFICATIONS OF THE POTENTIAL RESULTS OF OPERATIONS UNDER THOSE CONDITIONS.

ALL FINANCIAL INFORMATION PRESENTED IN THIS DISCLOSURE STATEMENT WAS EITHER PREPARED BY THE DEBTORS OR IS BASED ON FINANCIAL INFORMATION PREPARED BY THE DEBTORS.

Certain statements, projections of future operating results, valuation estimates and the like contained in this Disclosure Statement are statements that the Secured Noteholders believe constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Reorganized WCI to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others: general economic and business conditions; the availability, terms and deployment of capital; the availability and terms of key raw materials; adverse determinations in any future litigation or regulatory proceedings and any other factors referenced in this Disclosure Statement or otherwise. See“RISK FACTORS.” These forward-looking statements speak only as of the date of this Disclosure Statement, and the Secured Noteholders expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained in this Disclosure Statement to reflect any change in expectations with regard to such statements or any change in events, conditions or circumstances on which any such statement is based.

Secured Noteholders' Disclosure Statement

THIS DISCLOSURE STATEMENT IS INTENDED FOR THE SOLE USE OF THE DEBTORS, CREDITORS, EQUITY SECURITY HOLDERS AND OTHER PARTIES IN INTEREST, AND FOR THE SOLE PURPOSE OF ASSISTING THEM IN MAKING AN INFORMED DECISION ABOUT THE PLAN. THE SECURED NOTEHOLDERS HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS IN CONJUNCTION WITH THE SOLICITATION OF VOTES TO ACCEPT THE NOTEHOLDERS’ SECOND PLAN OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DISCLOSURE STATEMENT OR IN THE BALLOTS. IF GIVEN OR MADE, ANY SUCH INFORMATION OR REPRESENTA-TIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE SECURED NOTEHOLDERS.

THIS DISCLOSURE STATEMENT HAS BEEN APPROVED BY THE BANKRUPTCY COURT AS CONTAINING ADEQUATE INFORMATION TO PERMIT A CREDITOR TO VOTE ON THE NOTEHOLDERS’ SECOND PLAN.

THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN.

CAPITALIZED TERMS USED BUT NOT DEFINED IN THIS DISCLOSURE STATEMENT HAVE THE DEFINITIONS GIVEN TO THEM IN THE NOTEHOLDERS’ SECOND PLAN.

Secured Noteholders' Disclosure Statement

The Secured Noteholders STRONGLY URGE
YOU TO VOTE YES ON THE
NOTEHOLDERS’ SECOND PLAN.

Who May Vote

If you hold Secured Notes, you are entitled to vote on the Noteholders’ Second Plan in Class 2. The Secured Noteholders urge you to vote Yes in Class 2.

If you hold an unsecured Claim that is greater than $5,000, you are entitled to vote your Claim in Class 7, although you may also elect (on your ballot) to reduce your claim to $5,000, in which case you will not vote but you will receive full payment of your Claim as a Class 4 Small Claim. A holder of Secured Notes shall not have the option of electing to reduce the total amount of their Allowed Claim to less than $5,000.

If you hold any other Claim, you will be paid in full in accordance with your legal, equitable and contractual rights and not vote on the Plan.

If you hold any equity interest, you will receive nothing and you will not vote on the Noteholders’ Second Plan because you are deemed to reject the Second Plan.

Voting Procedures and Instructions

This Disclosure Statement is accompanied by, among other things, copies of the following: (a) the Noteholders’ Second Plan, attached as Exhibit 1 to this Disclosure Statement; (b) an Order of the Bankruptcy Court approving this Disclosure Statement under Section 1125 of the Bankruptcy Code, approving the forms of Ballots to be used for voting on the Second Plan, and approving the notice of, and fixing the time for, submitting Ballots and the Confirmation Hearing; and (c) a Ballot to accept or reject the Noteholders’ Second Plan.

For further discussion regarding voting procedures and balloting, please refer to the Joint Disclosure Statement at pages 9-10.

For questions about voting procedures, the amount of your Claim, the Noteholders’ Second Plan or the packet that you received, please contact the following:

Marc P. Schwartz
KRAMER LEVIN NAFTALIS & FRANKEL LLP
1177 Avenue of the Americas
New York, New York 10022
Telephone: (212) 715-7546
Facsimile: (212) 715-8000

Secured Noteholders' Disclosure Statement

Acceptance or Rejection of the Plan

Each creditor may vote his, her or its Claims on the Second Plan. Under the Bankruptcy Code, a voting Class of Claims is deemed to have accepted the Noteholders’ Second Plan if Allowed Claims voting YES in such class constitute at least two-thirds in amount and more than one-half in number of all voting Allowed Claims in such Class. Claims which do not vote do not count: they are ignored, and constitute neither a Yes nor a No vote.

If the Noteholders’ Second Plan is not accepted by Class 7 (Unsecured Claims) but is accepted by Class 2 (Secured Claims under the Secured Notes), the Noteholders’ Second Plan may still be confirmed by the Bankruptcy Court under Section 1129(b) of the Bankruptcy Code if the Bankruptcy Court determines, among other things, that the Noteholders’ Second Plan “does not discriminate unfairly” and is “fair and equitable” with respect to Class 7 (the “Cramdown Provisions”). The Secured Noteholders reserve the right to ask the Bankruptcy Court to confirm the Noteholders’ Second Plan under the Cramdown Provisions.

BACKGROUND AND SUMMARY OF WCI BUSINESS

General Description

For a discussion of the Debtors’ business, including its products, its competition, raw material elements, environmental issues, insurance coverages, employee and management, WCI properties and similar matters, refer to the Joint Disclosure Statement at pp. 11-23.

Prepetition Debt and Capital Structure

For a discussion of WCI’s prepetition debt and capital structure, refer to the Joint Disclosure Statement at page 24.

Developments leading to Chapter 11 filing

As explained above, at pp. xiv-xv, the Debtors’ Second Disclosure Statement purports to describe the reasons WCI filed for protection under Chapter 11. The Secured Noteholders believe that this description of the reasons for the filing is incomplete, because it omits certain events which left WCI vulnerable to adverse developments in the steel industry. In 1996, Renco, which owns WCI through Renco Steel Group, Inc., caused WCI to issue $300,000,000 principal amount of Senior Secured Notes and then caused WCI to dividend approximately $108 million to Renco. According to WCI’s own financial reports, the transaction left WCI with over $100 million in negative equity - which the Secured Noteholders believe shows that WCI was insolvent after the dividend. In 1998, Renco caused the shell holding company that owns WCI’s stock, Renco Holdings, to issue $120 million in notes secured by the stock of WCI, and to dividend the proceeds to Renco. Renco caused WCI to pay at least $8 million in dividends to Renco Steel Holdings, Inc. in order to pay the interest on the Renco Holdings notes. These dividends were disclosed to the purchasers of the Secured Notes and Renco Steel Notes when they were issued, and did not violate any provisions of the Notes. However, the Secured Noteholders believe that the dividends left WCI over-leveraged, unable to fund capital expenditures at the same level as its competitors, and more vulnerable to the down turn in the steel industry that followed.

Secured Noteholders' Disclosure Statement

USW STATEMENT

Current Collective Bargaining Agreements Between the Debtors and the USW

The USW has represented bargaining unit employees of WCI and its predecessor companies since it was bought from LTV in 1988. In September and October, 1995, there was a labor dispute at WCI which had a devastating impact on the Company. One of the major issues during the dispute was the Company’s defined benefit pension plan.

The USW and the Debtors are currently parties to various collective bargaining agreements (“CBAs”) with the USW effective September 1, 1999 through the date of any 60 day notice of termination issued by either party after November 1, 2004.

The 2004 Revised Collective Bargaining Agreement Between the Debtors and the USW Based on Confirmation of the Debtors’ Plan of Reorganization

The USW and the Debtors reached a tentative agreement on a new collective bargaining agreement (the “Revised WCI CBA”) to be effective as of the effective date of a plan of reorganization by the Debtors, which has been ratified by the membership and is otherwise subject to the USW’s satisfaction, in form and substance, with the Debtors’ Second Plan. The Revised WCI CBA would not be applicable to, or become effective in the event of, confirmation of the Noteholders’ Second Plan. Under the Revised WCI CBA, among other provisions, Renco will assume pension obligations as modified with respect to the current WCI Defined Benefit Pension Plan and will be a member of WCI’s controlled group with liability for a new WCI Defined Benefit Pension Plan. Renco’s obligation as a controlled group member provides a significant financial incentive for Renco to continue to support the reorganized WCI. The Revised WCI CBA also provides for continued investment in WCI Steel through capital improvement commitments and limitations on dividends and other “upstream payments” by reorganized WCI to its corporate affiliates. The provisions of the Revised WCI CBA addresses the USW’s goal of promoting agreements that preserve stable employment conditions and protect pension and other retiree benefits by enhancing the long-term viability of the company in the context of difficult industry conditions.

The Secured Noteholders have inserted the foregoing statement at the request of the USW as an advocacy statement by the USW, and not because the Secured Noteholders accept as true the assertions made by the USW. The Secured Noteholders do not believe that the USW’s advocacy statement is true.

Secured Noteholders' Disclosure Statement

EVENTS PRECIPITATING CHAPTER 11 FILING

As explained above, at pp. xiv-xv, the Secured Noteholders believe that certain actions taken by Renco in the years preceding WCI’s Filing Date — including causing WCI to issue hundreds of millions of dollars in notes and to dividend a substantial portion of the proceeds of these notes to Renco - left WCI over-leveraged, unable to fund capital expenditures at the same level as its competitors, and more vulnerable to the down turn in the steel industry that followed.

WCI incurred losses during 2001, 2002 and the first ten months of 2003 in an aggregate amount of approximately $223 million. Factors that contributed to these losses included significant increases in the levels of imported steel entering the United States and restructured mills re-entering the marketplace with much lower cost structures than WCI.

In December 2002, WCI commissioned Metal Strategies, an internationally renowned consulting firm in the metals industry, to help develop a strategy to successfully restructure WCI. Teams consisting of WCI and Metal Strategies representatives completed their report in April 2003.

In July 2003, Renco and WCI presented the Secured Noteholders’ representatives with a proposal for a restructuring. The Secured Noteholders presented WCI and Renco with a counter-proposal on August 27, 2003. Three weeks later, WCI filed for chapter 11, allegedly because of a liquidity crisis.

The disclosure statement filed by the Debtors in support of the Debtors’ First Plan alleges the following explanation for the filing:

“Throughout the summer of 2003, the Company felt the effects of a slowing economy and impact competing against restructured mills that were operating with lower cost and more flexible labor agreements. The Company’s liquidity suffered due to these factors and by early September 2003 had reached dangerously low levels. Based on its conclusion that liquidity would continue to erode seriously as a result of obligations maturing in late September and thereafter, WCI determined to commence a Chapter 11 reorganization and filed voluntary petitions for itself and its subsidiaries on September 16, 2003.”

In fact, WCI informed the Secured Noteholders’ representatives on September 11, 2003 that it had to file for chapter 11 relief to boost liquidity by obtaining debtor-in-possession financing and withholding a $6 million payment on a supply contract. However, the Secured Noteholders believe, based on the original documentation of the debtor-in-possession loan, and their view that the Debtors could obtain Court approval to use cash collateral, the debtor-in-possession financing originally obtained by WCI by its terms initially provided less availability to WCI than its pre-bankruptcy credit line. Accordingly, the principal effect of the filing has been to ensure that WCI could continue to make payments on its pension plan, for which Renco is liable; and to give WCI an opportunity to file a plan to reduce indebtedness held by the Secured Noteholders without giving them equity and over their objection.

Secured Noteholders' Disclosure Statement

SIGNIFICANT EVENTS DURING THE BANKRUPTCY CASES

For a discussion of a number of the significant events which have occurred during the Bankruptcy cases, refer to the Joint Disclosure Statement at pages 25-31.

First Day Orders

Shortly after the Filing Date, the Bankruptcy Court entered several orders authorizing WCI to pay various prepetition claims and granting other relief necessary to help WCI stabilize its day-to-day business operations. These orders were designed to allow WCI to continue business operations with minimum disruptions and dislocations, and to ease the strain on WCI’s relationships with its employees and other parties. Included among the orders entered by the Bankruptcy Court were orders authorizing WCI to: (a) pay wages, salaries, employment taxes, employee benefit payments, and workers compensation payments; (b) maintain certain bank accounts, cash management systems and business forms; (c) ensure continued utility service; (d) continue to employ, in the ordinary course of its business, certain attorneys, accountants and consultants, and (e) obtain debtor-in-possession financing on an interim basis pending a final hearing, consisting of a $100 million senior revolving credit facility (including a sub-facility for the issuance of letters of credit) (the “Senior DIP Facility”) of which $82 million could be borrowed during the interim period. The Secured Noteholders contended that availability under the Senior DIP Facility was less than the availability under the pre-bankruptcy credit line because of the fees payable to the DIP lenders. The Secured Noteholders objected to the Senior DIP Facility because it was initially tied to a junior DIP Facility offered by Renco, which could be drawn only if WCI made payments on prebankruptcy pension obligations for which Renco was liable.

Exclusivity Period Litigation: the Debtors’ New Value Plan

In January 2004, the Secured Noteholders determined, based on time records filed by Debtors’ counsel in connection with counsel’s fee applications, that on November 11, 2003 the Debtors began analyzing a plan under which Renco could force a reduction in the Secured Noteholders’ claims while retaining the equity in the Debtors through providing “new value” - a “New Value Plan”. On November 24, 2003, the Debtors moved to extend for four months the period during which only they could file a plan of reorganization. The Secured Noteholders objected on the grounds that the Debtors were preparing to file - indeed, to serve the interests of Renco, had to file - a New Value Plan. The Debtors’ chief restructuring officer, Edward Caine, testified on December 22, 2003 that the Debtors had not yet decided to file a New Value Plan. He said the Debtors would attempt to market their assets, and their equity, during the four month exclusivity extension. On December 22, 2003, the Bankruptcy Court granted the Debtors a four-month extension through and including May 14, 2004. The Bankruptcy Court also extended the period during which the Debtors have the exclusive right to solicit acceptances thereof through and including July 14, 2004.

Secured Noteholders' Disclosure Statement

On March 26, 2004, the Secured Noteholders filed a Motion to Terminate the Debtors’ Exclusive Periods Pursuant to 11 U.S.C. Section 1121(d). The USW authorized the Secured Noteholders to state that it supported the Motion, although the USW later withdrew its support after it reached agreement on a new collective bargaining agreement with Renco and WCI. The Secured Noteholders alleged that the Debtors’ “marketing” of their assets was a sham, flawed by the Debtors’ use of low-ball projections of their cash flow based on Spring 2003 assumptions that were never updated. The Debtors objected. On May 13, 2004, the Bankruptcy Court entered an Order, with the Debtors’ consent, terminating the Debtors’ exclusive periods and allowing the Secured Noteholders to file the Noteholders' First Plan.

The Secured Noteholders’ Agreement with the USW

The Secured Noteholders began negotiating with the USW over the terms of a collective bargaining agreement in December 2003. Over the next three to four months, the Secured Noteholders’ representatives met frequently with the USW. On March 26, 2004, the Secured Noteholders and the USW reached an agreement in principle on a 230-page collective bargaining agreement, a plan of reorganization and a memorandum of understanding (the “MOU”). The MOU provided that the USW would announce its support for the termination of the exclusive period, which the USW authorized the Secured Noteholders to do on March 26, 2004. The MOU provided that the USW would announce its tentative agreement with Secured Noteholders on a plan and collective bargaining agreement if, by 5:00 p.m. on April 2, 2004, Secured Noteholders holding more than $201,000,000 principal amount of Secured Notes had agreed to the MOU. Secured Noteholders holding more than $230,000,000 in Secured Notes did tender their signatures by 10:30 a.m. on Friday, April 2. However, the MOU also provided that the USW was not bound if the Debtors and Renco offered the USW more for its members and retirees than the Secured Noteholders did. Late on April 1, 2004, the USW informed counsel to the Secured Noteholders that the Debtors and Renco had offered the USW more for its members and retirees.

The Debtors subsequently filed the Debtors’ First Plan, offering the Secured Noteholders no equity in the reorganized Debtors and new secured notes with a face value of $94,000,000 with an inadequate coupon of 8-1/2%, and with limited contractual prohibitions on dividends. Although the reorganized Debtors’ new collective bargaining agreement with the USW (the “CBA”) limited dividends, the Secured Noteholders have no ability to enforce the CBA’s limits on dividends. Furthermore, the Debtors’ First Plan expressly contemplated that the preferred securities to be acquired by Renco in connection with the Debtors’ reorganization will be paid dividends beginning in 2009 - before any principal payments were required on the new notes.

Accordingly, the Secured Noteholders determined to proceed with the Noteholders’ First Plan and acquire the Debtors’ business without a collective bargaining agreement, relying on their ability to reach agreement with the USW.

Secured Noteholders' Disclosure Statement

USW Statement

The USW disputes the foregoing statements describing the circumstances under which the USW was not bound to the document described as the Memorandum of Understanding (“MOU”), although neither the Noteholders nor the USW disputes that the MOU is not effective and not binding on the USW. Under the agreement negotiated between Renco and the Debtors (the “Revised WCI CBA”), in addition to the assumption of certain pension obligations with respect to the new and existing pension plans and other terms and conditions of employment, there are provisions for the capital structure of the reorganized company, commitments to capital improvements, limitations on so-called “upstream payments,” and corporate governance and other provisions designed to promote the long-term viability of the reorganized company. The USW was able to reach agreement in the Revised WCI CBA in large measure due to Renco’s participation in the reorganization plan, its commitments with respect to the pension and other collective bargaining concerns as reflected in the Revised WCI CBA, the USW’s confidence in Renco’s prior history in honoring its agreements with the union and its demonstrated commitment to a long-term future for the business provided significant reasons to reach agreement on the Revised WCI CBA.

The Secured Noteholders have inserted the foregoing statement at the request of the USW as an advocacy statement by the USW, and not because the Secured Noteholders accept as true the assertions made by the USW. The Secured Noteholders do not believe that the USW’s advocacy statement is true.

Ratification of the New Renco-USW Collective Bargaining Agreement

The USW’s agreement with Renco was memorialized in the new CBA, which embodied material business terms substantially identical to those documented in the agreement in principle and 230-page draft collective bargaining agreement previously negotiated among the USW and the Secured Noteholders. The USW submitted the new CBA to its members for a vote, and the new CBA was approved by a majority of the USW members who voted on it, with the express reservation that it would become effective only upon confirmation and occurrence of the effective date of the Debtors’ First Plan. Consequently, the new CBA has not become effective.

The Bankruptcy Court Denies Confirmation of
the Debtors’ First Plan and the Noteholders’ First Plan

On December 15, 2004, the Bankruptcy Court entered a 58-page opinion (the “Confirmation Opinion”), denying confirmation on various grounds to both the Debtors’ First Plan and the Secured Noteholders’ First Plan.

In April 2005, the Bankruptcy Court issued supplemental findings of fact and conclusions of law supporting the Confirmation Opinion and an Order denying confirmation of both plans of reorganization.

Negotiations Among the Parties Following Entry of the Confirmation Order

The Debtors submitted a settlement offer to the Secured Noteholders on January 25, 2005. The Secured Noteholders rejected the Debtors’ settlement offer and submitted a counteroffer to the Debtors on January 31, 2005. The Debtors rejected that counteroffer without providing a new offer of their own.

During September 2005, the Secured Noteholders, the Debtors, Renco and the USW participated in mediation, which did not result in a settlement.

Secured Noteholders' Disclosure Statement

Post-Confirmation Officers and Directors

Initial Board of Directors

The Board of Directors of Reorganized WCI following the Confirmation Date will be comprised of seven directors. The directors will be identified and described in materials filed with the Bankruptcy Court on or prior to the Confirmation Date.

Initial Officers

James Wareham, 64, has agreed to be chief executive officer of Reorganized WCI. Mr. Wareham has been president of AK Steel Corporation and president and chief executive officer of Wheeling-Pittsburgh Steel Corporation.  He is currently a consultant to the Indenture Trustee.

Cynthia Bezik, 52, has agreed to be chief financial officer of Reorganized WCI. Ms. Bezik was chief financial officer of Cleveland-Cliffs Inc.  She is currently a consultant to the Indenture Trustee.

The Secured Noteholders have not yet identified or retained any other potential executives or other employees for Reorganized WCI.

As of the Effective Date, except for contracts approved by the Bankruptcy Court prior to the Confirmation Date, all contracts, agreements or plans relating to executive, officer or director employment or compensation will be deemed rejected, canceled, and terminated. The Secured Noteholders anticipate that such executive officers and directors will be identified and described in materials filed with the Bankruptcy Court on or prior to the Confirmation Date.

Substantive Consolidation

For a discussion of the principles of “substantive consolidation”, by which the assets and liabilities of the six Debtors will be treated as pooled and all of the Debtors’ creditors will share in that common pool under the Noteholders’ Second Plan, refer to the Joint Disclosure Statement at pages 33-34.

Compensation and Benefit Programs

Generally

All of WCI’s employment and severance policies, and all of its compensation and benefit plans, policies, and programs applicable generally to its non-executive and non-officer employees or retirees and the non-executive and non-officer employees or retirees of its subsidiaries, including, without limitation, all savings plans, retirement plans, pension plans, health care plans, disability plans, severance benefit plans, incentive plans, and life, accidental death, and dismemberment insurance plans are treated as executory contracts under the Noteholders’ Second Plan and shall be assumed pursuant to the provisions of Sections 365 and 1123 of the Bankruptcy Code upon the entry of the Confirmation Order. In such event, participants in such programs would not be required to file Proofs of Claim in order to receive continued benefits under assumed plan policies and programs. Reorganized WCI will fund the Pension Plans, on the Effective Date, with cash equal to the lesser of (a) the amount needed to have assets in the pension plan equal to the obligations under such plan that the Reorganized WCI will report on its balance sheet in accordance with GAAP, (b) the greatest amount contributable to the Pension Plans without incurring an excise tax or other penalty, or (c) $50,000,000.

Secured Noteholders' Disclosure Statement

Retiree Benefits

Among the compensation and benefit plans currently maintained by the Debtors are a group of retiree medical, disability and life insurance plans. Such plans cover certain individuals who have retired from WCI or its affiliated companies. WCI estimates that the number of retirees and dependents currently included in such programs is approximately 1,400. These plans will be assumed, maintained and performed by Reorganized WCI without change. WCI estimates that the current annual cost of maintaining such benefit plans is approximately $8-10 million. The Secured Noteholders believe that Reorganized WCI’s future revenues will be adequate to continue to maintain such plans.

Future Ownership of the Reorganized Debtors

The shareholders of Reorganized WCI under the Noteholders’ Second Plan would be numerous financial institutions. The largest shareholder would be Harbert Distressed Investment Master Fund, Ltd.

Harbert Distressed Investment Master Fund, Ltd., is a 4-year old private investment fund with approximately $3,000,000,000 in assets under management. Harbert Distressed Investment Master Fund, Ltd.’s holdings include:

➢	General Chemicals Corporation, a manufacturer of sodash and other chemicals, which it purchased out of a chapter 11 proceeding in April 2004;

➢	Northwestern Corporation, a utility located in Montana and South Dakota, in which Harbert Distressed Investment Master Fund, Ltd. is the largest shareholder; and

➢	New Venture Holdings LLC, a $1 billion-per-year manufacturer of auto parts, which it purchased (with other parties) out of a chapter 11 proceeding in April 2005.

Harbert Distressed Investment Master Fund, Ltd. has never caused any of its companies to file for bankruptcy relief. Moreover, the Noteholders’ Second Plan contemplates that Reorganized WCI will be a publicly traded company and shall remain fully compliant with the Sarbanes-Oxley Act to assure the probity of its corporate governance and financial reporting.

Secured Noteholders' Disclosure Statement

Recent Financial Performance

For fiscal year ended October 31, 2004, WCI reported in its monthly operating report to the Bankruptcy Court total EBITDAR3 of approximately $81,692,000. See WCI Steel, Inc. Financial Statements for the year ended October 31, 2004, attached as Exhibit 4. For the eight months ended June 30, 2005, WCI’s monthly operating reports (which are filed in the Bankruptcy Court) show EBITDAR totaling $92,790,000. For the twelve months ending June 30, 2005, as reported in WCI’s monthly operating reports, WCI has made over three quarters of a billion dollars in net sales and over $140 million in EBITDA.

The Secured Noteholders believe that WCI’s profitable year has left the Debtors with surplus net working capital of at least $25,000,000.

Recent results, however, show a significant downturn in the Debtors’ business.

Although there is no guarantee that the Debtors will repeat their tremendous financial performance from the past year or that their projections of future results will be realized, the Secured Noteholders believe that their projections, attached hereto as Exhibit 3, are reasonable and attainable.

Confirmation of the Noteholders’ Second Plan

For a general discussion of the provisions of the Bankruptcy Code relevant to acceptance and confirmation of a plan of reorganization, including the provisions for confirmation without acceptance from all impaired classes of creditors, refer to the Joint Disclosure Statement at pages 35-38. Holders of Claims and Equity Interest are encouraged to review the relevant provisions of the Bankruptcy Code with their own attorneys.

CIBC VALUATION

CIBC, the financial advisor to the Secured Noteholders, estimates that the enterprise value of Reorganized WCI is $275-325 million. This valuation estimate incorporates assumptions, which are subject to change, about such matters, among others, as WCI’s actual performance and outlook, industry and market conditions, WCI’s working capital and Reorganized WCI’s reaching a collective bargaining agreement with the USW that is substantially similar to the agreement in principle on a CBA that was negotiated between the USW and the Secured Noteholders in Spring 2004 and the CBA with the Debtors that the USW ratified in July 2004.

The Debtors project working capital levels that could result in an enhancement to enterprise value in any sale or liquidation scenario. The CIBC valuation estimate of Reorganized WCI mentioned above does not incorporate any adjustment for working capital or other changes, but CIBC may consider it appropriate to do so in the future.

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3  “EBITDAR” is Earnings Before Interest Taxes Depreciation Amortization and Restructuring expenses.

Secured Noteholders' Disclosure Statement

FINANCIAL FORECASTS AND FEASIBILITY

Section 1129(a)(11) of the Bankruptcy Code requires that, in order for the Court to confirm a plan of reorganization, the Court must determine that the plan is feasible - that is, that confirmation of the plan in not likely to be followed by liquidation or by the need for further financial structuring, unless such is specifically provided for in the plan.

The Noteholders’ Second Plan assumes and continues the existing collective bargaining agreement. Given the capital structure of the Reorganized WCI, the $50,000,000 cash investment by the Secured Noteholders and the $150,000,000 new credit facility (which will be substantially undrawn at closing),4 the Secured Noteholders believe that Reorganized WCI will have no difficulty operating under the existing collective bargaining agreement until a new one is negotiated. The existing collective bargaining agreement is terminable on 60 days notice. Risks related to the possible termination of the existing collective bargaining agreement are set forth below in “RISK FACTORS”.

The Noteholders’ Second Plan assumes and continues the pension plan. The Noteholders’ Second Plan assumes the executory retiree medical benefit plans and such benefit plans will continue in effect until the negotiation of a new CBA, which is assumed based on the Noteholders’ success in reaching an agreement in principle on a new collective bargaining agreement with the USW in Spring 2004. The Secured Noteholders believe that their projections for retiree medical expenses are adequate since the cost of the existing retiree medical benefit plans is in some years lower than costs under the projected new CBA.

Included as Exhibit 3 to this Disclosure Statement are unaudited pro forma summary financial projections for Reorganized WCI’s income statement and balance sheet. This financial information is based on information prepared by the Debtors and analyzed and adjusted by the Secured Noteholders’ financial professionals, and includes projections of the expected results of operations of Reorganized WCI.5 The projections assume Reorganized WCI’s reaching a collective bargaining agreement with the USW that is substantially similar to the agreement in principle on a CBA that was negotiated between the USW and the Secured Noteholders in Spring 2004 and the CBA with the Debtors that that the USW ratified in July 2004.

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4  The Secured Noteholders expect to obtain exit financing on terms substantially similar to those obtained in connection with the Noteholders’ First Plan. Under the Noteholders’ First Plan, Citigroup agreed to provide a working capital facility in the principal amount of $150,000,000. The commitment letter containing the material terms of the exit financing that the Secured Noteholders obtained in connection with their First Plan is attached as Exhibit 6. In light of the Debtors’ higher levels of working capital as of July 30, 2005, the Secured Noteholders believe that obtaining a working capital facility on substantially similar terms is a reasonable expectation.

5  The projections set forth in Exhibit 3 assume: (a) an Effective Date of the Plan on October 31, 2005 (as do the Debtors’ projections); and (b) from and after the Effective Date, Reorganized WCI will operate its businesses in substantially the same manner as immediately before the Effective Date and described in this Disclosure Statement. Any other assumptions underlying particular projections are set forth in Exhibit 3 to this Disclosure Statement.

Secured Noteholders' Disclosure Statement

The projections contained herein differ from those contained in the Debtors’ Disclosure Statement in two critical areas: i) capital expenditures and ii) raw material costs. These projections modify the Debtors’ projections by a 10% overall reduction in capital expenditures. The Noteholder projections anticipate a reduction in pellet costs in fiscal 2006 to $65/ton versus an estimate of over $70/ton by the Debtors. In addition, these projections assume coke costs in 2006 and 2007 to be closer to $245/ton, approximately $10 less than the Debtors’ estimate. In addition, the projections contained herein incorporate the transaction structure, sources and uses contemplated under the Noteholders Second Plan.

Under the Noteholders’ Second Plan, approximately $49.1 million is paid at confirmation to fully fund the existing pension plan on a GAAP basis. As a result, Reorganized WCI would not have the ongoing funding requirements associated with the legacy deficit of its pension plan. In addition, the capitalized post-retirement health obligation previously characterized as long-term debt has been eliminated as an ongoing liability of the Debtors and is now an expense item based on the assumption that the Noteholders will reach a collective bargaining agreement with the USW that is substantially similar to the agreement in principle on a new CBA that was negotiated between the USW and the Secured Noteholders in Spring 2004 and the CBA with the Debtors that the USW ratified in July 2004. The payment to fund the pension plan will be paid from the proceeds of the Secured Noteholders’ $50 million investment in the New Preferred, available funds under the exit financing that is obtained, and cash on hand.

Based on the projected results of operations, cash flows, and income, the Secured Noteholders believe that the Noteholders’ Second Plan complies with the feasibility standards for confirmation of the Plan set forth in Section 1129(a)(11) of the Bankruptcy Code. Although there is no guarantee that such results will be achieved, the Secured Noteholders believe that the assumptions set forth in the Exhibit 3 projections are reasonable and attainable by Reorganized WCI on an operational basis, and that Reorganized WCI will have sufficient funds available to meet its obligations under the Noteholders’ Second Plan.

THE PROJECTIONS AND ANALYSES CONTAINED IN THIS DISCLOSURE STATEMENT SHOULD NOT BE REGARDED AS A REPRESENTATION OR WARRANTY BY THE SECURED NOTEHOLDERS, REORGANIZED WCI, OR ANY OTHER PERSON, INCLUDING ANY PROFESSIONAL EMPLOYED BY, OR ANY OFFICERS, DIRECTORS, EMPLOYEES, OR OTHER REPRESENTATIVES OF, SUCH PARTIES, THAT ANY PROJECTED RESULTS OF OPERATIONS OR RECOVERIES WILL BE REALIZED. ACTUAL RESULTS ACHIEVED BY REORGANIZED WCI MAY VARY MATERIALLY FROM THE PROJECTED RESULTS. HOLDERS OF CLAIMS AND EQUITY INTERESTS MUST MAKE THEIR OWN DETERMINATION AS TO THE REASONABLENESS OF THE ASSUMPTIONS UNDERLYING THE PROJECTIONS IN REACHING THEIR DECISIONS TO ACCEPT OR REJECT THE PLAN.

Secured Noteholders' Disclosure Statement

Valuation of Property Securing the Secured Notes

With respect to the Noteholders’ Second Plan and the Debtors’ Second Plan, the Bankruptcy Court will determine the value of the real property, plant and equipment securing the Secured Notes for purposes of determining the allowed amount of the Secured Claims under the Secured Notes in Class 2 and the allowed amount of the deficiency Claims under the Secured Notes. In connection with their efforts to confirm the Debtors’ First Plan, the Debtors offered an appraisal that estimates the value of the real property, plant and equipment securing the Secured Notes at $94 million. The Bankruptcy Court did not accept this appraisal. The Debtors’ Second Plan is based on an appraisal that values the Secured Noteholders’ collateral at $93 million. The Secured Noteholders’ appraiser has appraised the collateral at $183,000,000.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following description summarizes certain material U.S. federal income tax consequences of the Noteholders’ Second Plan to the holders of Class 2 Claims and Class 7 Claims against the Debtors. This description does not address the U.S. federal income tax consequences to holders of Claims that are to be paid in full in cash, reinstated or otherwise unimpaired, or extinguished without any distribution in exchange therefore. This description is for informational purposes only and is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated or proposed thereunder (“Treasury Regulations”), judicial decisions and published administrative rules and pronouncements of the Internal Revenue Service (“IRS”) as in effect as of the date of this Disclosure Statement. Changes in any of these authorities, which may have retroactive effect, or new interpretations of existing authorities may cause the U.S. federal income tax consequences of the Noteholders’ Second Plan to differ materially from the consequences described below. Moreover, no rulings have been requested from the IRS and no legal opinions have been requested from counsel concerning any tax consequences of the Plan. Thus no assurance can be given that the IRS or courts will agree with the discussion herein. No tax opinion is given by this Disclosure Statement. In addition, this description generally does not address foreign, state or local tax consequences of the Noteholders’ Second Plan, nor does it address all aspects of the U.S. federal income tax consequences of the Plan. For example, this description does not address issues of special concern to certain types of taxpayers (including but not limited to persons who are not U.S. persons, cash basis taxpayers, dealers in securities, life insurance companies, financial institutions, tax exempt organizations, mutual funds, small business investment companies, regulated investment companies, real estate investment trusts, and investors in pass-through entities).

FOR THESE REASONS THE DESCRIPTION THAT FOLLOWS IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND PROFESSIONAL TAX ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES OF EACH HOLDER OF A CLAIM. NO REPRESENTATIONS ARE MADE REGARDING THE PARTICULAR TAX CONSEQUENCES OF THE PLAN TO ANY HOLDER OF A CLAIM. HOLDERS OF CLAIMS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE PLAN.

Secured Noteholders' Disclosure Statement

IRS Circular 230 Disclosure: This disclosure statement is written to support the promotion or marketing of the transactions or matters described herein. To ensure compliance with requirements imposed by the IRS, we are informing you that this disclosure statement was not intended or written to be used, and cannot be used, by any taxpayer for the purpose of avoiding tax-related penalties that may be imposed on the taxpayer under the Internal Revenue Code. Taxpayers should seek advice based on their particular circumstances from an independent tax advisor.

1.	In General

On the exchange of its Claim for cash and/or property, each holder of a Claim will recognize gain or loss in an amount described in section 2 or 3 below, as the case may be.

To the extent that an amount received (including cash or other property) by a holder of a Claim is received in satisfaction of interest accrued during its holding period, such amount will be taxable to the holder as ordinary income (if not previously included in the holder’s gross income). Conversely, a holder of a Claim generally will recognize a deductible loss to the extent any accrued interest previously included in the holder’s gross income is not paid in full. The allocation for the U.S. federal income tax purposes between principal and interest of amounts received in exchange for the discharge of a claim at a discount is unclear.

Where gain or loss is recognized by a holder in respect of its Claim, the character of such gain or loss as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including but not limited to: (a) the nature or origin of the Claim; (b) the tax status of the holder; (c) whether the Claim constitutes a capital asset in the hands of the holder and how long it has been held; (d) whether the Claim was acquired at a market discount (discussed in more detail below); and (e) whether and to what extent the holder had previously claimed a bad debt deduction with respect to the Claim.

A holder of a Claim that purchased its Claim from a prior holder at a market discount may be subject to the market discount rules of the Code. Under those rules, assuming that the holder has made no election to amortize the market discount into income on a current basis with respect to any market discount instrument, any gain recognized on the exchange of such Claim (subject to a de minimis rule) generally would be characterized as ordinary income to the extent of the accrued market discount on such Claim as of the date of the exchange.

Any cash and/or property received by a holder of a Claim after the Effective Date may be subject to the imputed interest provisions of the Code. In addition, it is possible that any gain realized by a holder of a Claim may be recognized under the “installment method” of reporting.

2.	Secured Noteholders

a.	Receipt of Consideration for Claim

In general, a holder of Secured Notes who receives New Notes, New Common, the Rights, and cash, in satisfaction of such holder’s Claim in Class 2 will recognize gain or loss on the exchange in an amount equal to the difference between (i) the amount of cash, the issue price of the New Notes, and the fair market value of the New Common and the Rights, and the right to the proceeds of certain litigation claims received in respect of its Secured Notes and (ii) such holder’s adjusted tax basis in its Secured Notes.

Secured Noteholders' Disclosure Statement

b.	New Common

A holder’s initial tax basis in the New Common received will equal the fair market value of such New Common on the Effective Date, and the holding period for such New Common will begin the day following the Effective Date.

c.	New Notes

(i)	Basis and Holding Period

A holder’s initial tax basis in the New Notes received will equal the issue price of such New Notes and the holding period for such New Notes will begin the day following the Effective Date.

(ii)	Issue Price

The issue price of the New Notes will depend upon whether they (or perhaps the Secured Notes) are treated as publicly traded. In general, if a debt instrument is not publicly traded, is not issued for money or publicly traded property, bears interest at a rate at least equal to the applicable federal rate, and is not issued in a “potentially abusive situation,” the issue price of the debt instrument is its stated redemption price at maturity. A debt instrument’s stated redemption price at maturity is the sum of all payments provided by the debt instrument other than payments of qualified stated interest. A “potentially abusive situation” includes a tax shelter and other abusive situations having potential for tax avoidance. However, if a debt instrument is publicly traded upon issuance, is issued in exchange for publicly traded property, or is issued in a potentially abusive situation, the issue price of the debt instrument is equal to its fair market value at the time of issuance.

The Secured Noteholders believe (and this Disclosure Statement assumes) that (i) the Secured Notes are not “publicly traded”, (ii) the New Notes will not be “publicly traded,” and (iii) no potentially abusive situation exists. Accordingly, Reorganized WCI intends to treat the issue price of the New Notes as equal to their stated redemption price at maturity. The stated redemption price at maturity for each New Note will equal its principal amount because all stated interest payments on the New Notes will constitute qualified stated interest.

There is no assurance, however, that the IRS would agree with this position. If the New Notes (or perhaps the Secured Notes) are treated as publicly traded, the issue price of the New Notes would be equal to their fair market value (i.e., the trading price) as of the Effective Date.

(iii)	OID

A debt instrument is issued with OID to the extent the stated redemption price at maturity exceeds the issue price.

Secured Noteholders' Disclosure Statement

As previously discussed, Reorganized WCI intends to treat the issue price of the New Notes as equal to their stated redemption price at maturity, i.e., their principal amount. As a result, the New Notes will not be treated as being issued with OID for U.S. federal income tax purposes. However, if the New Notes are treated as publicly traded, the amount of OID will equal the excess of the principal amount of the New Notes over their issue price (as described above).

Holders of New Notes would be required to include OID in income on a constant yield to maturity basis, without regard to their regular method of accounting and without regard to the timing of actual payments. If a holder has purchased the New Notes at a market discount or at a premium, the amount of OID includible in the holder’s income may be adjusted under applicable rules in the Code and the Treasury Regulations.

Holders of Secured Notes should consult their tax advisor as to the determination of the issue price of the New Notes received for their Secured Notes and the resulting effect on the amount of reportable OID.

d.	Disposition of New Notes or New Common

Upon the sale, exchange, retirement or other taxable disposition of New Notes or New Common, a holder generally will recognize gain or loss equal to the difference between the amount received (other than amounts received in respect of accrued and unpaid interest, which will be taxable as such) and the holder’s adjusted tax basis in the New Note or New Common. Gain or loss realized on the sale, exchange, retirement or other taxable disposition of the New Notes or the New Common will be capital gain or loss (except to the extent of accrued market discount as previously discussed). Any such gain will be long-term capital gain or loss if at the time of such sale, exchange, retirement or other taxable disposition, the holder’s holding period for the New Notes or New Common exceeds one year.

3.	Holders of Class 7 Claims other than Secured Noteholders (“Vendor Claims”).

In general, a holder of a Vendor Claim who receives New Common (and possibly New Notes) in satisfaction of such holder’s Class 7 Claim will recognize gain or loss on the exchange in an amount equal to the difference between (i) the issue price of any New Notes received and the fair market value of the New Common and (ii) such holder’s adjusted tax basis in its Vendor Claim. Holders of Vendor Claims are referred to the preceding subsection 2 for a description of tax issues relating to New Notes and New Common.

4.	Withholding

All distributions to holders of Claims under the Plan are subject to any applicable tax withholding. Under U.S. federal income tax law, interest, dividends, and other reportable payments may, under certain circumstances, be subject to “back-up withholding” at the then applicable withholding rate (currently 28%). Backup withholding generally applies if the holder (a) fails to furnish its social security number or other taxpayer identification number (“TIN”), (b) furnishes an incorrect TIN, (c) fails to properly report interest or dividends, or (d) fails to provide certain certifications signed under penalty of perjury. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons are exempt from backup withholding, including, generally, corporations and financial institutions.

Secured Noteholders' Disclosure Statement

THE FOREGOING SUMMARY HAS BEEN PROVIDED FOR INFORMATIONAL PURPOSES ONLY. ALL HOLDERS OF CLAIMS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES APPLICABLE TO THEM UNDER THE PLAN.

RISK FACTORS

The restructuring contemplated by the Noteholders’ Second Plan involves a degree of risk, and this Disclosure Statement and certain of its exhibits contain forward-looking statements that involve risks and uncertainty. Reorganized WCI’s actual results could differ materially from those anticipated in such forward-looking statements as a result of a variety of factors, including those set forth in the following risk factors and elsewhere in this Disclosure Statement.

HOLDERS OF SECURED NOTES AND UNSECURED CLAIMS SHOULD CONSIDER CAREFULLY THE FOLLOWING FACTORS, IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT, BEFORE SUBMITTING A VOTE TO ACCEPT OR REJECT THE SECURED NOTEHOLDERS’ SECOND PLAN.

Risks Relating to Reorganized WCI’s Business

The Secured Noteholders caution that there are various important factors that could cause actual events to differ materially from those indicated in the forward-looking statements; accordingly, there can be no assurance that such indicated events will occur.

In particular, Reorganized WCI will assume the existing collective bargaining agreement with the USW. That agreement has expired and can now be terminated by either party on 60 days notice. The USW has sent a letter, attached as Exhibit 5, threatening to terminate the old agreement.6 If the USW were to terminate the existing collective bargaining agreement, the USW would be free to exercise their rights under applicable labor laws, including at some point the right to strike. A strike could result in the temporary disruption, or even (in some circumstances) the permanent cessation, of the Reorganized WCI’s business.

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6  The Secured Noteholders have agreed to the attachment of Exhibit- 5 on the condition that the order approving this Disclosure Statement provide that such attachment does not constitute either (a) an admission by the Secured Noteholders as to the truth of any statement contained therein, or (b) an agreement by the Secured Noteholders that the Exhibit or any statement constitutes evidence of the matters asserted therein.

Secured Noteholders' Disclosure Statement

However, the Secured Noteholders believe that the USW will have no reason either to terminate the existing contract, or to strike once the Secured Noteholders own the Debtors and continue to offer employment under existing terms and conditions. We believe the risk of such labor disruption is minimal.

In this connection, we note that on March 26, 2004, the Secured Noteholders and the USW reached an agreement in principle on a 230-page collective bargaining agreement. Although the USW refused to proceed with that agreement in principle (ratifying instead a substantially identical agreement with the Debtors), and although the USW is under no obligation to negotiate a similar agreement with the Secured Noteholders in the future and has sent letters stating that it is unlikely to do so (so that Reorganized WCI’s labor costs may exceed those shown in the projections), the Secured Noteholders (1) are prepared to own the Reorganized WCI subject to the terms and conditions of the existing labor contract, (2) believe that they will be able to negotiate an acceptable agreement with the USW and (3) are committed to invest $50,000,000 in new cash on that basis. As indicated above, the projections contained herein do not reflect the different labor costs that would be incurred under the existing collective bargaining agreement if it were to continue. Differences in labor costs may affect the value of the equity.

USW STATEMENT

The USW has not signed or ratified a tentative collective bargaining agreement with the Noteholders applicable to the reorganized company (which would be subject to membership ratification). In a letter dated September 16, 2005 from USW District Director McCall to counsel for the Noteholders (attached to this Disclosure Statement as Exhibit 5), the USW advised the Noteholders that the USW believes that it would be exceedingly difficult to reach an acceptable labor agreement with the Noteholders, that it is extremely unlikely that the USW would be able to do so, and that in the absence of a labor agreement with the Noteholders prior to the confirmation hearing, the USW is likely to provide a notice of termination applicable if the Noteholders’ Second Plan is confirmed.

Employees might well lose benefits in the event of a future shut down where no other entity is legally responsible for paying pension benefits in the event that there are insufficient funds in the WCI pension plans and insufficient funds are available from WCI. Under the Debtors’ Second Plan, Renco would be liable for such benefits as a member of the controlled group for as long as it remains a member of the controlled group. The USW also believes that any proposed pre-funding of the pension plan under the Noteholders’ Second Plan (which the Noteholders’ Second Plan provides will be cash in an amount equal to the lesser of (x) cash sufficient to render the Pension Plans fully funded under Generally Accepted Accounting Principles, (y) the maximum amount that can be contributed to such Pension Plans without tax penalty or (z) $50 million), will not guarantee the funding of the benefits in the event of a future shut down, and may in the future leave the pension plan in the same financial condition as it would be without the prefunding. The USW also believes that under the Noteholders’ Second Plan, the Company will be more leveraged and have less liquidity than under the Debtors’ Second Plan, and that the Noteholders incorrectly make financial projections, including future retiree benefit costs, based on labor costs under a revised collective bargaining agreement that the USW has only agreed to with the Debtors and Renco. While the Noteholders state that they are assuming all retiree medical benefit plans, their balance sheet as reflected on Exhibit 3 shows no such obligation being assumed. Thus, the USW does not agree with the Noteholders’ statement that the USW has no reason either to terminate the existing contract, or to strike once the Secured Noteholders own the Debtors and continue to offer employment under exiting terms and conditions.

Secured Noteholders' Disclosure Statement

The Secured Noteholders have inserted the foregoing statement at the request of the USW as an advocacy statement by the USW, and not because the Secured Noteholders accept as true the assertions made by the USW. The Secured Noteholders do not believe that the USW’s advocacy statement is true.

The USW, the Debtors and Renco contend that the Noteholders’ Second Plan leaves workers vulnerable to the loss of “shut-down” benefits under the pension plan. They contend that the Debtors’ Second Plan avoids this risk by having Renco remain a member of the “control group” and thus liable for “shut-down” benefits. The Secured Noteholders believe none of these arguments have merit. The Secured Noteholders believe that workers are equally vulnerable to the loss of shut-down benefits under the Debtors’ Second Plan for at least the following reasons: (1) if the PBGC terminates the pension plan to avoid becoming, itself, liable for shut-down benefits, the USW will have no ability to collect those shut-down benefits from Renco; and (2) so far as the Secured Noteholders are aware, Renco has neither disclosed its current financial condition, nor agreed to maintain its financial condition in the future, nor agreed to maintain its membership in the “controlled group” with WCI and, accordingly, its ability to backstop shut-down benefits, either today or in the future, cannot be determined.

The Secured Noteholders believe that the Debtors’ Second Plan provides USW members no greater security with respect to shut-down benefits than does the Noteholders’ Second Plan.

Additional factors that could affect Reorganized WCI’s actual results are: general economic and business conditions; demand for Reorganized WCI’s products; changes in industry capacity and levels of imports of steel or steel products; the ability to maintain sufficient liquidity; the availability and cost of key raw materials; industry trends, including product pricing, competition and currency fluctuations; the loss of any significant customers; availability of qualified personnel; the transition to new work systems in the restructured environment; major equipment failure; changes in, or the failure or inability to comply with, government regulation, including, without limitation, environmental regulations; and the outcome of legal matters. By making these forward-looking statements, the Secured Noteholders do not undertake to update them in any manner except as may be required by the Securities and Exchange Commission under federal law.

Risks Associated with the New Preferred, New Common and New Notes

No Trading Market

The New Notes, New Common and New Preferred (collectively, the “New Securities”) are new issues of securities for which there are currently no established trading markets.

Secured Noteholders' Disclosure Statement

There can be no assurance that a trading market for any of the New Securities will develop. The absence of a trading market will adversely affect the liquidity of the New Securities and it may be difficult to sell these securities. Reorganized WCI does not intend to apply for listing of the new securities on any national securities exchange. If New Securities are traded, they may trade at a substantial discount from their face or liquidation value. Any discount could depend upon a number of factors, including:

•	the market demand for the New Securities;

•	the market for similar securities;

•	the financial condition and performance of Reorganized WCI;

•	prevailing dividend and interest rates generally in the financial markets; and

•	general economic conditions.

Certain New Securities May Not Be Freely Tradable Without a Registration Statement

Section 1145 of the Bankruptcy Code provides that a plan may issue securities without registration under Section 5 of the Securities Act of 1933 or under state securities laws, but only if the securities are issued principally in exchange for claims against or interests in the debtor and partly for cash or property. Entities who are not “underwriters” as defined in section 1145(b) should be able to resell these securities without a registration statement, in “ordinary trading transactions,” as set forth below.

Under the Noteholders’ Second Plan, New Notes and New Common will be issued in exchange for claims under the Secured Notes, and therefore should qualify as securities qualifying for exemption from registration under section 1145. Except as set forth in the following sentence, Secured Noteholders receiving such securities should be able to resell such securities without a registration statement through “ordinary trading transactions,” a phrase generally understood to mean sales executed through a broker not involving group selling, special selling commissions or any written materials other than this Disclosure Statement. The exemption from registration under section 1145 is not available to persons who are defined as “underwriters.” This would include officers and directors of Reorganized WCI and any person that will hold more than 10% of Reorganized WCI’s stock. A Secured Noteholder that is deemed to be an “underwriter” could not sell its New Notes or New Common except pursuant to registration or an exemption from registration under the securities laws. Harbert Distressed Investment Master Fund, Ltd., which is acting as standby purchaser (along with UBS Willow Fund), is expected in all circumstances to hold more than 10% of Reorganized WCI’s stock upon consummation of the Secured Noteholders’ Second Plan and thus would not be able to rely on the exemption from registration under Section 1145.

The New Preferred will be sold for cash, pursuant to subscription rights, and does not qualify for exemption under section 1145. This stock will only be sold to accredited investors, will be restricted and may not be transferred or resold except pursuant to registration or available exemptions from registration under federal and state securities laws. Each investor that purchases New Preferred will be required to enter into a subscription agreement in which the investor will acknowledge the restrictions on transfer of these securities under applicable securities laws. In addition, certificates representing the shares of the New Preferred will bear a legend to this effect.

Secured Noteholders' Disclosure Statement

Projected Financial Information

WCI failed to operate profitably for some time preceding the Chapter 11 filing. The financial projections annexed as Exhibit 3 to this Disclosure Statement depend on the validity of the assumptions contained in it and in the Noteholders’ Second Plan. These projections reflect numerous assumptions, including confirmation of the Noteholders’ Second Plan, and consummation of the Noteholders’ Second Plan in accordance with its terms, the anticipated future performance of Reorganized WCI, how long Reorganized WCI will operate under its existing collective bargaining agreement and the final cost of labor under any successor agreement, general business and economic conditions, and other matters, many of which are beyond Reorganized WCI’s control. In addition, unanticipated events and circumstances occurring after the preparation of the projections may affect the actual financial results ultimately achieved. Although the Secured Noteholders believe that the projections are reasonable and attainable, variations between the actual financial results and those projected may occur and be material.

Risk Factors Related to Estimates and Assumptions

As with any plan of reorganization or other financial transaction, there are certain risk factors that must be considered. All risk factors cannot be anticipated, some events will develop in ways that were not foreseen, and many or all of the assumptions that have been used in connection with this Disclosure Statement and the Noteholders’ Second Plan will not be realized exactly as assumed. Some or all of such variations may be material.

Certain Bankruptcy-Related Considerations

Risk That the Plan Will Not Be Confirmed

Although the Secured Noteholders believe that the Noteholders’ Second Plan will satisfy all requirements necessary for confirmation by the Bankruptcy Court, there can be no assurance that the Bankruptcy Court will reach the same conclusion. There can also be no assurance that modifications of the Plan will not be required for confirmation, that such negotiations would not adversely affect the holders of Allowed Claims and Equity Interests, or that such modifications would not necessitate the -solicitation of votes.

Risks Arising Out of Potential For Nonconsensual Confirmation

If any impaired class of claims or equity interests does not accept a plan of reorganization, a bankruptcy court may nevertheless confirm such a plan of reorganization at the proponent’s request if at least one impaired class has accepted the plan of reorganization (without including the acceptance of any “insider” in such class) and, as to each impaired class that has not accepted the plan of reorganization, the bankruptcy court determines that the plan of reorganization “does not discriminate unfairly” and is “fair and equitable” with respect to rejecting impaired classes. If any Impaired Class of Claims or Equity Interests fails to accept the Noteholders’ Second Plan in accordance with Section 1129(a)(8) of the Bankruptcy Code, the Secured Noteholders reserve the right to request nonconsensual confirmation of the Secured Noteholders’ Second Plan in accordance with Section 1129(b) of the Bankruptcy Code.

Secured Noteholders' Disclosure Statement

Risks That Plan Will Not Be Consummated.

If the Noteholders’ Second Plan is confirmed, there are certain conditions that must be fulfilled (or waived) on or before January 31, 2006 for the Effective Date to occur, and the Noteholders’ Second Plan to be consummated. These are:

▪	entry of the confirmation order, with no stay being in effect;

▪	the confirmation order shall have become a final order not subject to appeal (this condition may be waived, see below)

▪	consummation of a $150,000,000 exit lending facility;

▪	execution and delivery of all other documents, and agreements necessary to implement the Noteholders’ Second Plan; and

▪	no occurrence of any “material adverse change”, see below.

An event or occurrence which has a material adverse effect on the properties, operations, finances, physical condition, business, prospects or employees of the Debtors (a “Change”) since the approval of the Disclosure Statement shall constitute a “Material Adverse Change”; provided, however, that if a memorandum of understanding (a “Memorandum of Understanding”) is signed by the Standby Purchaser and the USW, then no Change shall constitute a Material Adverse Change unless it meets the conditions set forth in such Memorandum of Understanding. The absence of a long-term agreement with the USW shall not constitute a Material Adverse Change. Although the Secured Noteholders believe the likelihood that a Material Adverse Change will occur is low, it is difficult to predict with any reasonable degree of certainty whether a Material Adverse Change is likely to occur. The Secured Noteholders encourage each creditor to make their own evaluation regarding the likelihood of the occurrence of a Material Adverse Change.

EXEMPTION FROM SECURITIES ACT REGISTRATION

Issuance of New Securities Under the Plan

The Noteholders’ Second Plan contemplates Reorganized WCI’s issuance of New Notes and New Common to holders on the Effective Date of the Secured Notes in reliance on the exemption from the registration requirements of the Securities Act (and the equivalent state securities of “blue sky” laws) provided by Section 1145(a)(1) of the Bankruptcy Code. The Second Plan also contemplates the issuance of New Preferred pursuant to subscription rights issued to the Secured Noteholders in reliance on a private placement exemption under applicable securities law.

Secured Noteholders' Disclosure Statement

Generally, Section 1145(a)(1) of the Bankruptcy Code exempts the issuance of securities from the requirements of the Securities Act and the equivalent state securities and “blue sky” laws if the following conditions are satisfied: (a) the securities are issued by a debtor, an affiliate participating in a joint plan of reorganization with the debtor, or a successor of the debtor under a plan of reorganization; (b) the recipients of the securities hold a claim against, an equity interest in, or a claim for an administrative expense against, the debtor; and (c) the securities are issued entirely in exchange for the recipient’s claim against or equity interest in the debtor, or are issued “principally” in such exchange and “partly” for cash or property.

The Secured Noteholders believe that the issuance of New Notes and New Common contemplated by the Noteholders’ Second Plan will satisfy the aforementioned requirements and therefore is exempt from federal and state securities laws, except with respect to persons that are deemed to be “underwriters” under section 1145, as discussed below.

As of the date hereof, in the event that each Secured Noteholder elects to exercise their right to purchase New Common, the following entities will own in excess of 5% of Reorganized WCI Common: 1) Bond Street Capital LLC; 2) EagleRock Capital; 3) Goldman Sachs; 4) Harbert Distressed Investment Master Fund Ltd.; 5) New Generation Advisors; and 6) Ore Hill Hub Fund.

Subsequent Transfer of Securities Issued Under the Noteholders’ Second Plan

New Notes and New Common issued pursuant to the Noteholders’ Second Plan may be resold by the holders of such securities without restriction unless any such holder is deemed to be an “underwriter” with respect to such securities, as defined in Section 1145(b)(1) of the Bankruptcy Code. Section 1145(b)(1) defines an “underwriter” as any person who (a) purchases a claim against, or equity interest in, a bankruptcy case, with a view towards the distribution of any security to be received in exchange for such claim or equity interest; (b) offers to sell securities issued under a bankruptcy plan on behalf of the holders of such securities; (c) offers to buy securities issued under a bankruptcy plan from persons receiving such securities, if the offer to buy is made with a view towards distribution of such securities; or (d) is an issuer as contemplated by Section 2(11) of the Securities Act.

As used in Section 2(11) of the Securities Act, the term “issuer” includes, in addition to an issuer of securities as that term is defined in Section 2(4) of the Securities Act, any person who, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with, an issuer of securities. As defined in Rule 405 of Regulation C under the Securities Act, “control” means the direct or indirect possession of the power to direct or cause the direction of the policies of a person, whether through the ownership of voting securities, by contract or otherwise. Generally, an officer or director of a reorganized debtor (or its successor) under a plan of reorganization may be deemed to be a “control person,” particularly if such persons own a significant percentage of the debtor’s (or successor’s) voting securities. Moreover, the legislative history of Section 1145 of the Bankruptcy Code suggests that a creditor who owns at least 10% of the securities of a reorganized debtor will be a “controlling person” and therefore an issuer for purposes of Section 1145(b)(1). Harbert Distressed Investment Master Fund Ltd., and UBS Willow Fund will act as standby purchasers and in consideration for their agreement to buy, to the extent necessary, 4,000,000 shares of New Preferred at $10 per share, are granted under the plan the right (and have assumed the obligation) to purchase an additional 1,000,000 shares of New Preferred at $10 per share. Harbert Distressed Investment Master Fund Ltd. is expected in all circumstances to hold more than 10% of Reorganized WCI’s stock upon consummation of the Noteholders’ Second Plan and thus would not be able to rely on the exemption from registration under Section 1145.

Secured Noteholders' Disclosure Statement

Persons who are not “underwriters” may resell New Notes and New Common so long as they do so through “ordinary trading transactions”, which the Securities and Exchange Commission, in various no action letters, has indicated means transactions executed through a broker in the ordinary course of its business and not involving group buying, group selling, special commissions or special documentation.

The New Preferred will be sold for cash, pursuant to subscription rights, and does not qualify for exemption under section 1145. This stock will only be sold to accredited investors, will be restricted and may not be transferred or resold except pursuant to registration or applicable exemptions from registration under federal and state securities laws. Each investor that purchases New Preferred will be required to enter into a subscription agreement in which the investor will acknowledge the restrictions on transfer of these securities under applicable securities laws. In addition, certificates representing the shares of the New Preferred will bear a legend to this effect.

The foregoing summary discussion is general in nature and has been included in this Disclosure Statement solely for informational purposes. The Secured Noteholders make no representations concerning, and do not provide any opinion or advice with respect to, the securities law and bankruptcy law matters described above. In light of the complex and subjectively interpretive nature of whether a particular recipient or securities under the Plan may be deemed to be an “underwriter” within the meaning of Section 1145(b)(1) of the Bankruptcy Code or a “control person” under applicable federal and state securities laws and, consequently, the uncertainty concerning the availability of exemptions from the registration requirements of the Securities Act and equivalent state securities and “blue sky” laws, the Secured Noteholders encourage potential recipients of securities pursuant to the Noteholders’ Second Plan to consider carefully and consult with their own attorneys with respect to these (and related) matters.

ALTERNATIVES TO THE NOTEHOLDERS’ SECOND PLAN
AND CONSEQUENCES OF REJECTION

Among the possible consequences if the Noteholders’ Second Plan is rejected or if the Bankruptcy Court refuses to confirm the Noteholders’ Second Plan are the following: (a) the Bankruptcy Court could confirm the Debtors’ Second Plan; (b) a third plan could be confirmed, or (c) the Bankruptcy Cases could be converted to a liquidation case under Chapter 7 of the Bankruptcy Code.

Alternative Plans

As previously mentioned, the Secured Noteholders believe that the Debtors’ Second Plan does not offer Class 2 or Class 7 claims as much as the Noteholders’ Second Plan. No other plan has been proposed that would offer Class 2 or Class 7 claims as much as the Noteholders’ Second Plan. The Secured Noteholders believe that the Noteholders’ Second Plan is the best plan for creditors.

Secured Noteholders' Disclosure Statement

Chapter 7 Liquidation

For a discussion of a Chapter 7 liquidation, see “ACCEPTANCE AND CONFIRMATION OF THE PLAN - Confirmation - Statutory Requirements for Confirmation of the Plan.”

Secured Noteholders' Disclosure Statement

RECOMMENDATIONS AND CONCLUSION

The Secured Noteholders and their professional advisors have analyzed different scenarios and believe that the Noteholders’ Second Plan will provide for a larger distribution to holders of Claims than would otherwise result from the Debtors’ Second Plan, any alternative restructuring plan or a liquidation. In addition, any alternative other than confirmation of the Plan could result in extensive delays and increased administrative expenses resulting in potentially smaller distributions to the holders of Claims and Equity Interests. Accordingly, the Secured Noteholders recommend confirmation of the Noteholders’ Second Plan and urge all holders of Secured Notes and Unsecured Claims to vote to accept the Noteholders’ Second Plan, and to indicate acceptance by returning their Ballots so as to be received by no later than the Voting Deadline.

Dated:	New York, New York
October 17, 2005

KRAMER LEVIN NAFTALIS & FRANKEL LLP

By:	/s/ Thomas Moers Mayer
Thomas Moers Mayer
Gregory Horowitz
P. Bradley O’Neill
Marc P. Schwartz
1177 Avenue of the Americas
New York, New York 10036

And

NADLER NADLER & BURDMAN CO., LPA
Michael Gallo
20 Federal Plaza West, Suite 600
Youngstown, OH 44503-1559
(330) 744-0247

Attorneys for the Secured Noteholders

UNITED STATES BANKRUPTCY COURT
NORTHERN DISTRICT OF OHIO
EASTERN DIVISION

	x	Chapter 11 Case No. 03-44662 Jointly Administered Judge Marilyn Shea-Stonum
In re: WCI STEEL, INC., an Ohio Corporation, et al., Debtors.	: : : : : : :
x

NOTEHOLDERS’ REVISED SECOND PLAN OF
REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

KRAMER LEVIN NAFTALIS & FRANKEL LLP
Thomas Moers Mayer, Esq.
Gregory A. Horowitz, Esq.
P. Bradley O’Neill, Esq.
1177 Avenue of the Americas
New York, New York 10036
(212) 715-9100

And

NADLER NADLER & BURDMAN CO., LPA
Michael Gallo, Esq.
20 Federal Plaza West, Suite 600
Youngstown, OH 44503-1559
(330) 744-0247

Attorneys for the Secured Noteholders

Secured Noteholders’ Disclosure Statement
Exhibit 1 - Plan of Reorganization

Secured Noteholders’ Disclosure Statement
Exhibit 1 - Plan of Reorganization

- i -

5.5	Binding Effect	18
5.6	Avoidance Actions	18
5.7	Filing of Documents	18

ARTICLE 6.	CONDITIONS PRECEDENT TO CONFIRMATION AND TO CONSUMMATION	19

6.1	Conditions Precedent to Confirmation	19
6.2	Conditions Precedent to Consummation	19
6.3	Waiver of Conditions	20
6.4	Material Adverse Change	20

ARTICLE 7.	RETENTION OF JURISDICTION	20

7.1	Retention of Jurisdiction	20

ARTICLE 8.	DEFINITIONS	22

8.1	“Administrative Claim”	22
8.2	“Administrative/Priority Bar Date”	22
8.3	“Allowed Claim”	22
8.4	“Allowed Other Secured Claim”	22
8.5	“Allowed Priority Claim”	22
8.6	“Allowed Secured Claim”	23
8.7	“Allowed Secured Notes Claim”	23
8.8	“Allowed Small Claim”	23
8.9	“Allowed Unsecured Claim”	23
8.10	“Bankruptcy Cases”	23
8.11	“Bankruptcy Code”	23
8.12	“Bankruptcy Court”	23
8.13	“Bankruptcy Rules”	23
8.14	“Bar Date”	23
8.15	“Business Day”	23
8.16	“Cash”	23
8.17	“Change”	24
8.18	“Claim”	24
8.19	“Committee”	24
8.20	“Confirmation”	24
8.21	“Confirmation Date”	24
8.22	“Confirmation Hearing”	24
8.23	“Confirmation Order”	24
8.24	“Creditor”	24
8.25	“Cure Amount”	24
8.26	“Debtors”	24
8.27	“Disclosure Statement”	24
8.28	“Disputed Claim”	24
8.29	“Distributions”	24
8.30	“Effective Date”	24

Secured Noteholders’ Disclosure Statement
Exhibit 1 - Plan of Reorganization

- ii -

8.31	“Equity Interest”	24
8.32	“Exit Facility”	25
8.33	“Exit Lender”	25
8.34	“Final Order”	25
8.35	“Indenture Trustee”	25
8.36	“Intercompany Claims”	25
8.37	“Individual Subscription Amount”	25
8.38	“Lenders”	25
8.39	“Litigation Claims”	25
8.40	“Loan Agreement”	25
8.41	“Material Adverse Change”	25
8.42	“Memorandum of Understanding”	25
8.43	“New Charter Documents”	25
8.44	“New Common”	25
8.45	“New Notes”	25
8.46	“New Preferred”	25
8.47	“Noteholders’ Second Plan”	26
8.48	“Offered New Preferred”	26
8.49	“Oversubscribing Noteholder”	26
8.50	“Oversubscription Share”	26
8.51	“Pension Funding Amount”	26
8.52	“Pension Plans”	26
8.53	“Person”	26
8.54	“Plan Appendix”	26
8.55	“Plan Modification”	26
8.56	“Post-Petition Taxes”	26
8.57	“Priority Claim”	26
8.58	“Pro Rata Share”	26
8.59	“Professional”	26
8.60	“Proof of Claim”	26
8.61	“Rating Confirmation”	26
8.62	“Record Date”	26
8.63	“Renco”	26
8.64	“Reorganized WCI”	27
8.65	“Reserved New Preferred”	27
8.66	“Restricted Payment”	27
8.67	“Retiree Medical Benefits”	27
8.68	“Rights”	27
8.69	“Schedules”	27
8.70	“Secured Noteholders”	27
8.71	“Secured Notes”	27
8.72	“Standby Purchasers”	27
8.73	“Standby Purchase Agreement”	27
8.74	“Subscribing Noteholder”	27
8.75	“Subscription Account”	27
8.76	“Subscription Agreement”	27

Secured Noteholders’ Disclosure Statement
Exhibit 1 - Plan of Reorganization

- iii -

8.77	“USW”	27
8.78	“Voluntary Bankruptcy Prohibition”	27
8.79	“Wachovia”	27
8.80	“Wachovia DIP Claim”	27
8.81	“Wachovia DIP Credit Agreement”	28
8.82	“WCI”	28

ARTICLE 9.	MISCELLANEOUS PROVISIONS	28

9.1	Actions by Secured Noteholders	28
9.2	Amendment & Revocation	28
9.3	Indenture Trustee Fees and Expenses	28
9.4	Request for Relief Under Section 1129(b)	29
9.5	Dissolution of the Committee	29
9.6	Section Headings	29
9.7	Computation of Time	29
9.8	Successors and Assigns	29
9.9	Withholding and Reporting Requirements	29
9.10	Section 1146 Exemption	29
9.11	Notices	30
9.12	Governing Law	32
9.13	Severability	32
9.14	Rules of Construction	32
9.15	Exhibits	32

Secured Noteholders’ Disclosure Statement
Exhibit 1 - Plan of Reorganization
- iv -

PREAMBLE

Wilmington Trust Company, as successor indenture trustee (the “Indenture Trustee”) for $300,000,000 principal amount of senior notes (“Secured Notes”) secured by substantially all real property, plant and equipment owned by WCI Steel, Inc. (“WCI”), together with holders of approximately 75% of the principal face amount of the Secured Notes (collectively, the “Secured Noteholders”)1, hereby propose this Noteholders’ Revised Second Plan of Reorganization (the “Noteholders’ Second Plan”).

Each capitalized word is a “defined word” - that is, it is given a specific meaning, usually the first time it is used. If you run into a defined word and you do not know or remember what it means, please check Article 8, which lists defined words in alphabetical order.

ARTICLE 1.

WHAT YOU GET UNDER THE NOTEHOLDERS’ SECOND PLAN

1.1	Structure of the Plan: Its Effects on Creditors, Workers and Retirees.

(a)   WCI Will Reorganize on a Stand-Alone Basis. The Noteholders’ Second Plan provides that WCI Steel, Inc., and its subsidiaries will continue to own and operate their businesses, without any sale of assets, any change in its pension or labor agreements, or any other business change. The Secured Noteholders in respect of their secured and unsecured deficiency claims, and all other unsecured creditors, will own the stock of Reorganized WCI. The amount of debt on the company’s balance sheet will be dramatically reduced, and the management of Reorganized WCI will change through the appointment of new officers and directors.

(b)   Treatment of USW Employees and Retirees. The Noteholders’ Second Plan provides for the assumption of all contracts relating to the employees and retirees represented by the United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers Union AFL-CIO (formerly the United Steelworkers of America) (the “USW”). In particular:

(i)	Reorganized WCI shall assume the existing USW collective bargaining agreement, without change to its terms.

(ii)
Reorganized WCI shall assume the existing Pension Plans without change to their terms and shall fund into the Pension Plans, on the Effective Date, of cash in an amount (the “Pension Funding Amount”) equal to the lesser of: (x) cash sufficient to render the Pension Plans fully funded under Generally Accepted Accounting Principles; (y) the maximum amount that can be contributed to such Pension Plans without tax penalty or (z) $50 million.

_________________________
1 Counsel to Wilmington Trust Company also acts as counsel to noteholders who have agreed to become clients and who are listed in a filing with the Bankruptcy Court under Bankruptcy Rule 2019. The most recent filing is attached as Exhibit A.

Secured Noteholders’ Disclosure Statement
Exhibit 1 - Plan of Reorganization

(iii)	Reorganized WCI shall assume the existing retiree medical insurance plan, without change to its terms.

The foregoing provisions shall be binding upon Reorganized WCI and shall be enforceable by the USW and/or, with respect to the Pension Funding Amount, the Internal Revenue Service.

(c)   Treatment of the PBGC. Because the Noteholders’ Second Plan assumes the Debtors’ existing Pension Plans, the PBGC’s claims and rights against WCI and its subsidiaries will not be impaired by the Noteholders’ Second Plan.

1.2   Where to Find Your Pre-Bankruptcy Claim: “Classification.” The Noteholders’ Second Plan places, or “classifies,” each creditor’s pre-bankruptcy Claim against the Debtors in a “Class” as follows:

(a)    Claims under the Loan Agreement with Wachovia Financial Corporation and the other Lenders, and all other administrative expense and priority claims are classified in Class 1.

(b)    Claims under the Secured Notes total $324,275,000, and are fixed, for purposes of this Noteholders’ Second Plan, at that number. These claims are classified in Class 2 as allowed secured claims (“Allowed Secured Notes Claims”) and classified in Class 7 to the extent the value of their collateral is less than $324,275,000.

(c)    Claims that are secured by property of the Debtors other than claims under the Secured Notes, and that are allowed as secured claims (“Allowed Other Secured Claims”), are classified in Class 3.

(d)    If you hold Allowed Claims which total less than $5,000, or you elect to reduce the total amount of your Allowed Claims to less than $5,000, those Allowed Claims are collectively referred to as an “Allowed Small Claim.” These Allowed Small Claims are paid in full, in cash, plus interest from the date incurred, in an amount to be determined by the Bankruptcy Court (see Noteholders’ Second Plan, § 1.3), and are classified in Class 4. A holder of Secured Notes shall not have the option of electing to reduce the total amount of their Allowed Claim to less than $5,000.

(e)    Class 5 has been eliminated from the Noteholders’ Second Plan based upon the Secured Noteholders’ determination that no vendor provides terms satisfying the previously established criteria.

(f)    Class 6 has been eliminated because there are no Intercompany Claims.

(g)    All other Allowed Claims, including without limitation deficiency claims under the Secured Notes and Allowed Claims held by vendors and the Allowed Claims (if any) held by the PBGC, are classified in Class 7.

Secured Noteholders’ Disclosure Statement
Exhibit 1 - Plan of Reorganization

(h)    Equity interests in the Debtors are classified in Class 8.

1.3    Treatment. All Claims and Equity Interests are classified and treated as set forth in the table below. Only claims in “Impaired” classes will vote on the Noteholders’ Second Plan. If you have a Secured Notes Claim in Class 2, or an Unsecured Claim in Class 7, you will receive your “Pro Rata Share” of class distributions - a fraction equal to the allowed amount of your claim in that class divided by the total allowed amount of all claims in that class.

Claims/Interests	Class/Status & Estimated Recovery	Treatment
Administrative Claims (including, without limitation, Wachovia DIP Claims) and Priority Claims	Class 1 Unimpaired
Claims under the Wachovia DIP Agreement shall be paid in accordance with the terms and conditions of the Final DIP Order and the DIP Financing Agreements. On the Effective Date, each of the DIP Lenders, as holders of Class 1 Allowed Claims, shall receive indefeasible payment in full in Cash in respect of all Obligations (as defined in the DIP Financing Agreements). Until all Obligations of the DIP Lenders are indefeasibly paid in full in accordance with the DIP Financing Agreements and the Final DIP Order, nothing in this Noteholders’ Second Plan, the Confirmation Order or otherwise shall modify, affect or impair in any way any of the DIP Lenders’ liens, claims (including, without limitation, the Class 1 Allowed Claims), rights, priorities, protections and remedies granted under the Final DIP Order and the DIP Financing Agreements, so as to leave the holders of such claims unimpaired under 11 U.S.C. § 1124(1)&(2).

All other Administrative Claims and Priority Claims shall be paid on the Effective Date in full and in cash as required by 11 U.S.C. § 1129(a)(9); provided, however, that Priority Claims that can be paid over six years under 11 U.S.C. § 1129(a)(9)(C) shall be paid over six years with interest as and to the extent therein provided.

Secured Noteholders’ Disclosure Statement
Exhibit 1 - Plan of Reorganization

Allowed Secured Notes Claims: $183,000,000.	Class 2 Impaired
On or about the Effective Date, the Indenture Trustee shall receive on behalf of the Secured Noteholders total value of $183,000,000 comprised of:

•      Cash in an amount sufficient to pay the fees and expenses of the Indenture Trustee incurred from September 16, 2003 through the Effective Date, currently projected to be approximately $17,000,000; and

•      $100,000,000 principal amount of New Notes; and

•      1,730,129 shares of new common stock (the “New Common”), valued at $16.23 per share for a total value of $28,080,000.

Finally, each Secured Noteholder will receive, pursuant to Section 2.6, the right (collectively, the “Rights”) to buy its Pro Rata Share of 4,000,000 shares of the new preferred stock of Reorganized WCI (the “New Preferred”) for $10 per share in cash payable on the Effective Date. Each Right is valued at approximately $9.48 so the Rights have an aggregate value of approximately $37,920,000.

As noted, the aggregate value of such cash and securities equals $183,000,000. If Allowed Noteholders’ Secured Claims are allowed in an amount less than $183,000,000, first New Common, and thereafter New Notes, shall be reallocated to Class 7 until the total value of distributions to Class 2 equals the total amount of the Allowed Noteholders Secured Claims.

See Noteholders’ Second Plan § 3.5 for how to receive your Distributions.

Allowed Other Secured Claims	Class 3 Unimpaired	Paid as if the bankruptcy never happened so as to leave the holders of such Claims unimpaired under 11 U.S.C. § 1124(2).
Allowed Small Claims (<$5,000.01)	Class 4 Unimpaired
Paid in full, in Cash on the Effective Date, so as to leave the holders of such claims unimpaired under 11 U.S.C. § 1124(1)&(2). Full payment for the purposes of this provision shall mean payment of the allowed amount of such Claim, not to exceed $5,000, plus interest thereon at the pre-judgment rate of 10% applicable under Ohio law, subject to the right of the holder of any Allowed Small Claim to obtain an order of the Bankruptcy Court determining that a higher rate is or should be applicable under any agreement or other law governing such Claim.

Secured Noteholders’ Disclosure Statement
Exhibit 1 - Plan of Reorganization

Any holder of a Class 7 Claim may elect to reduce its claim to $5,000 by indicating such election on its ballot, whereupon such Claim shall be reclassified as an Allowed Small Claim in Class 4 in the amount of $5,000. Notwithstanding the foregoing, a holder of Secured Notes shall not have the option of electing to reduce the total amount of their Allowed Claim to less than $5,000.

CLASS 5 HAS BEEN ELIMINATED
CLASS 6 HAS BEEN ELIMINATED
All Allowed Claims other than Allowed Claims in Classes 1-6, including Claims under the Secured Notes in excess of the value of the collateral securing such notes. Estimated amount of claims:
Less than
$167,275,000
Class 7 Impaired
Each holder of an Allowed Unsecured Claim in Class 7 shall receive on the Effective Date its pro rata share of 2,269,871 shares of New Common, valued at $36,840,000 plus any additional shares of New Common and any New Notes that are reallocated from Class 2.

Based on the Debtors’ estimate of less than $26,000,000 in unsecured claims other than claims under the Secured Notes, and using the valuations set forth above, New Common distributed to Class 7 claims should have a value of not less than 22.0% of each claim.

Equity Interests	Class 8 Deemed to Reject No Recovery	The holder of Equity Interests shall receive no distributions thereon.

1.4    Administrative & Priority Claims. You may have a claim against one or more Debtors for goods or services provided during the Bankruptcy Cases, including without limitation any Wachovia DIP Claim (collectively, as more fully defined in Article 8, an “Administrative Claim”). You may also have a claim against one or more Debtors entitled to be paid on a priority basis under Bankruptcy Code § 507(b) (a “Priority Claim”), including without limitation a Claim for $4,300 or less in unpaid wages and unpaid employee benefits, or a Claim for certain taxes. You will not vote these Claims, because these Claims must be paid in full, in Cash, as follows:

Secured Noteholders’ Disclosure Statement
Exhibit 1 - Plan of Reorganization

(a)
Agreed Administrative & Priority Claims. If you hold a liquidated, non-contingent and undisputed Administrative Claim or Priority Claim as of the date of confirmation of the Noteholders’ Second Plan, your claim will be paid in full, in Cash on the Effective Date of the Noteholders’ Second Plan.

(b)
Unknown or Disputed Administrative & Priority Claims. If you hold an Administrative Claim or Priority Claim that remains subject to Court approval or allowance on the date that the Court enters an order confirming the Noteholders’ Second Plan, you must file a proof of claim by not later than (i) 30 days after the date on which the Bankruptcy Court enters an order confirming the Noteholders’ Second Plan (the “Administrative/Priority Bar Date”), or (ii) if your claim is for Post-Petition Taxes (see Article 8), 30 days following the filing of a return for the period for which such taxes are due. If you do not file a proof of claim for your Administrative Claim or Priority Claim by the deadlines set forth above, you will be forever barred from asserting such Claim against the Debtors, or any of their respective properties.

(c)
Professionals’ Administrative Claims. If you are a Professional seeking compensation in the Bankruptcy Cases, you must provide the Secured Noteholders with a non-binding estimate of the total amount of your Administrative Claims by no later than ten days prior to the date scheduled for the Confirmation Hearing. You must file a final application for allowance of your Administrative Claim by no later than the Administrative Bar Date, or you will be forever barred from asserting an Administrative Claim against the Debtors or any of their respective properties.

ARTICLE 2.

REORGANIZED WCI

2.1    Reorganization of the Debtors. Upon the Effective Date, all equity interests in WCI Steel, Inc., shall be cancelled and shares of New Common shall be distributed to Secured Noteholders and certain other creditors. From and after the Effective Date, Reorganized WCI shall continue to manage and conduct the business of the Debtors and shall manage and conduct such other businesses as Reorganized WCI may lawfully engage in from time to time.

2.2    Board of Directors. Reorganized WCI shall be managed by a board of seven directors. The initial directors are designated in the Plan Appendix, subject to the right of the Secured Noteholders to amend the list in a filing with the Bankruptcy Court no less than 10 days prior to commencement of the Confirmation Hearing.

2.3    Charter and By-Laws. Reorganized WCI shall be organized under a certificate of incorporation and by-laws (“New Charter Documents”) in substantially the form set forth in the Plan Appendix. The New Charter Documents shall prohibit the issuance of nonvoting stock. They shall further prohibit Reorganized WCI from filing a voluntary petition under Title 11 of the United States Code (the “Voluntary Bankruptcy Prohibition”). After the Effective Date, Reorganized WCI may amend or modify the New Charter Documents as permitted under applicable law and the New Charter Documents, except it will be expressly prohibited from removing or modifying the Voluntary Bankruptcy Prohibition.

Secured Noteholders’ Disclosure Statement
Exhibit 1 - Plan of Reorganization

2.4    Management of Reorganized WCI. Reorganized WCI shall be managed by the chief executive officer and chief financial officer identified in the disclosure statement.

2.5    Exit Facility. On the Effective Date, Reorganized WCI shall execute an agreement for a secured credit facility in the maximum available amount of $150,000,000 (the “Exit Facility”), which agreement shall be in substantially the form submitted not less than 10 days prior to commencement of the Confirmation Hearing as part of the Plan Appendix. The Exit Facility shall be secured by a first lien and security interest on all accounts receivable and inventory of Reorganized WCI, and a second lien on the property, plant and equipment securing the New Notes.

2.6    New Preferred; Rights Offering; Standby Purchaser’s Backstop.

(a)    Terms of New Preferred. The New Preferred’s terms and conditions shall be set forth in full in the New Charter Documents, and shall include the following principal terms and conditions:

Number of Shares	5,000,000, initially convertible to 6,000,000 shares of common, subject to increase as set forth in § 2.6(g).
Par Value & Liquidation Preference	$10 per share
Aggregate Par Value & Liquidation Preference	$50,000,000.
PIK Dividend	10% per annum, payable semi-annually in additional shares of New Preferred until redeemed.
Conversion
Each share of New Preferred (including shares issued in payment of accrued dividends) may be convertible at any time during two years following the Effective Date into 1.2 shares of New Common. On the second anniversary of the Effective Date, each share of New Preferred shall convert automatically into 1.2 shares of New Common.

Dilution	New Preferred will not be diluted by the issuance of securities in connection with management compensation. Other standard anti-dilution protections shall be included.
Voting
One vote per share with New Common on all matters, including without limitation the election of directors. Two thirds of the then outstanding New Preferred, voting as a class, shall be required to approve any amendment to any New Charter Document, or any transaction, which in either case would affect the rights and privileges of the New Preferred.

Secured Noteholders’ Disclosure Statement
Exhibit 1 - Plan of Reorganization

Redemption
•      Shall be redeemed 120 days after a change of control or liquidation;
•      May be redeemed at any time with the proceeds of New Common; and
•      May be redeemed at any time with proceeds of indebtedness provided that (A) the Company’s general corporate credit is at such time rated by Moody’s, Standard & Poor’s, Fitch or Duff & Phelps and (B) each rating agency that maintains a rating for the company’s general corporate credit at the time of the transaction confirms in writing that the transaction will not result in a downgrade or withdrawal of the then-current rating (“Rating Confirmation”).

(b)   Standby Purchase Agreements. Agreements (the “Standby Purchase Agreements”) are attached as Exhibit B. Pursuant to the Standby Purchase Agreements, and on the terms and conditions set forth therein, each of the Standby Purchasers (the “Standby Purchasers”) shall:

(i)
purchase for cash at $10 per share, its share, as set forth in the Standby Purchase Agreements, of 1,000,000 shares of New Preferred (the “Reserved New Preferred”), convertible into 1,200,000 shares of New Common; and

(ii)
purchase for cash, at $10 per share, subject to Section 2.6(c), its share, as set forth in the Standby Purchase Agreements, of all of the remaining 4,000,000 shares, convertible into 4,800,000 shares of New Common (the “Offered New Preferred”) to the extent not purchased by other Secured Noteholders pursuant to Section 2.6(c)(i).

(c)   Exercising the Rights. Each Secured Noteholder who votes for the Noteholders’ Second Plan (including the Standby Purchasers) may purchase Offered New Preferred (a “Subscribing Noteholder”) at its par value by executing a subscription agreement in the form contained in the Plan Appendix (the “Subscription Agreement”). Pursuant to the Subscription Agreement, a Subscribing Noteholder may agree to purchase for cash at $10 per share, by checking the appropriate box and filling in the appropriate blanks:

(i)	a number of shares, up to its Pro Rata Share, of the Offered New Preferred, and, if it has agreed to purchase its full Pro Rata Share under this clause (i);

(ii)
additional Offered New Preferred equal to its Oversubscription Share (as defined below) of one-half of the Offered New Preferred that has not been purchased by all Secured Noteholders pursuant to the preceding clause (i); and/or

(iii)
pursuant to Section 9.3, its Oversubscription Share of those shares of New Common the Indenture Trustee will sell in order to pay its fees and expenses, including the fees and expenses of counsel and other professionals retained by the Indenture Trustee.

Secured Noteholders’ Disclosure Statement
Exhibit 1 - Plan of Reorganization

A Secured Noteholder electing to purchase securities under the preceding clause (ii) and/or (iii) shall be an “Oversubscribing Noteholder.” Each Oversubscribing Noteholder’s “Oversubscription Share” under clause (ii) and/or (iii) shall be the principal amount of all Secured Notes held by Oversubscribing Noteholders participating in purchases under such clause, divided by the aggregate principal amount of all Secured Notes held by Oversubscribing Noteholders participating in purchases under such clause. The Standby Purchasers will not be an Oversubscribing Noteholder under clause (ii) and, so long as at least one other Secured Noteholder becomes an Oversubscribing Noteholder under clause (ii), the Standby Purchasers will purchase only one-half of the Offered New Preferred that has not been purchased by Secured Noteholders under clause (i), leaving the other half to be purchased by the one or more Oversubscribing Noteholders under clause (ii). However, if no Secured Noteholder elects to become an Oversubscribing Noteholder under clause (ii), the Standby Purchasers shall purchase all Offered New Preferred available for purchase under that clause. The Standby Purchasers may participate as an Oversubscribed Noteholder under clause (iii).

(d)    Subscription Agreement. Each Subscribing Noteholder shall certify on the Subscription Agreement the principal amount of its Secured Notes, its Pro Rata Share of the Secured Notes, and the New Preferred Shares it is committing to purchase (its “Individual Subscription Amount”). Each Subscribing Noteholder shall deliver a fully executed and completed copy of its Subscription Agreement to the Indenture Trustee on or prior to 5:00 p.m. (EDT) on November 4, 2005. On the day before the Effective Date, each Subscribing Noteholder shall wire its Individual Subscription Amount in immediately available funds to the account specified in the Subscription Agreement (the “Subscription Account”).

(e)    Binding Effect of Exercise of Rights. Each Standby Purchaser executing the Standby Purchaser Agreement, and each Subscribing Noteholder executing a Subscription Agreement, shall be bound to purchase New Preferred as set forth in those agreements subject only to the fulfillment of conditions set forth therein and herein. These conditions will be (i) the occurrence of the Effective Date on or before the date set forth below in § 6.2 , and (ii) the lack of any “Material Adverse Change” as defined in § 6.4.

(f)    Registration Rights Agreement. Each Standby Purchaser and Reorganized WCI will execute a registration rights agreement to be filed as part of the Plan Appendix.

Secured Noteholders’ Disclosure Statement
Exhibit 1 - Plan of Reorganization

(g)    Additional Investment. If Reorganized WCI requires additional cash to make all payments required under this Noteholders’ Second Plan and to fulfill conditions of the Exit Facility on the Effective Date, the Standby Purchasers may offer to purchase (and Reorganized WCI shall, upon receipt of such offer, offer to sell) up to an additional 500,000 shares of New Preferred at the price of $10 per share. The Standby Purchasers shall act in accordance with the same terms of § 2.6(c) with respect to any additional offering hereunder. The Oversubscribed Noteholders and the Standby Purchasers shall deliver to each other written notice of the number of such shares each wishes to purchase. If such additional shares are oversubscribed, the number of shares to be purchased by the Standby Purchasers shall, if necessary to eliminate such oversubscription, be limited to half of such shares, and the number of shares to be purchased by each Oversubscribed Noteholder shall, to the extent necessary to eliminate such oversubscription, be reduced pro rata (based on the number of shares sought to be purchased) until the total number of shares sought by Oversubscribed Noteholders equals one half of the total number of such shares.

2.7    New Notes. The New Notes shall have the principal terms set forth in the table commencing on the following page:

Secured Noteholders’ Disclosure Statement
Exhibit 1 - Plan of Reorganization

Principal Amount	$100,000,000
Interest	9% per annum, payable semi-annually, commencing with the first day of the sixth calendar month after and excluding the month in which the Effective Date occurs.
Maturity	Ten years after the first day of the first calendar month after and excluding the month in which the Effective Date occurs.
Amortization	No mandatory principal amortization until maturity.
Pre-Payment Premium	Standard Make Whole Premium.
Change of Control	Each holder shall have the right to redeem its New Notes for cash at a price equal to 101% of par during the 90 days immediately following consummation of a change of control.
Collateral
Secured by a first lien on all property, plant and equipment, and all other assets other than (i) those pledged to secure first liens in respect of the Exit Financing, (ii) any new property, plant and equipment obtained with purchase money financing, and (iii) any Reorganized WCI asset subject to a lien securing an Other Secured Claim that is not discharged pursuant to the Noteholders’ Second Plan.

Secured by a second lien on all other Reorganized WCI assets.

Limitation on Debt
No indebtedness for borrowed money except:

•      indebtedness under the New Notes
•      indebtedness under the Exit Facility
•      any indebtedness incurred to refinance the Exit Facility or purchase money indebtedness, including without limitation in a greater amount, so long as such indebtedness is secured by the same type of collateral, has an average weighted life to maturity equal to or greater than the debt refinanced, and does not require greater cumulative payments of principal at any time earlier than the original scheduled payments on the debt refinanced
•      hedges, surety bonds and other customary exceptions
•      unsecured indebtedness if (A) the New Notes are at such time rated by Moody’s, Standard & Poor’s, Fitch or Duff & Phelps, and (B) each rating agency that maintains a rating for the New Notes provides Rating Confirmation.

Secured Noteholders’ Disclosure Statement
Exhibit 1 - Plan of Reorganization

Limitation on Dividends & Restricted Payments
No dividends, equity redemptions, repurchases or other distributions on or in connection with New Common, New Preferred or any other equity interest in Reorganized WCI (any of the foregoing, a “Restricted Payment”) shall be permitted except:
•      PIK dividends on the New Preferred;
•      120 days after a change in control;
•      redemptions of New Preferred with the proceeds of New Common;
•      redemptions of New Preferred from proceeds of indebtedness if Reorganized WCI obtains a Rating Confirmation; and
•      beginning in 2008, from cash available to pay dividends, defined as 20% of cumulative operating cash flow (measured from the Effective Date to the date on which the dividend is paid) in excess of the product of: (x) the number of years from the Effective Date to the date on which a dividend is paid; and (y) $50,000,000.

Limitation on Transactions with Affiliates	Must be conducted at arms length, on terms no less favorable to Reorganized WCI as would be available from non-affiliated parties.
Other Provisions	To be set forth in an indenture to be included in the Plan Appendix.
Indenture Trustee	Wilmington Trust Company

ARTICLE 3.

PROVISIONS GOVERNING DISTRIBUTIONS

3.1    Allowed Claims. A creditor’s claim must be “allowed” under the Bankruptcy Code before the creditor receives any cash, securities or other property in respect of such claim. All Secured Note Claims are deemed allowed under this Noteholders’ Second Plan. Each other Claim shall also be deemed allowed if it qualifies as an “Allowed Claim” as defined in Article 8.

3.2    Disputed Claims. A Claim that is not an Allowed Claim is a “Disputed Claim.” All claim objections shall be filed by Reorganized WCI by no later than 60 days after the Effective Date of the Noteholders’ Second Plan. Notwithstanding anything contained herein, Reorganized WCI shall hold any distributions of cash, equity or other property (collectively, “Distributions”) that would be distributed on account of a Disputed Claim until either: (1) such Claim is an Allowed Claim, in which case such Distributions will be distributed on account of such Allowed Claim; or (2) such Claim is disallowed pursuant to a Final Order, in which case such Distributions will be distributed to Allowed Claims in the same Class, or, if there are no Allowed Claims remaining in that Class, then to Allowed Claims in the next higher priority Class, pro rata. There shall be no voting rights exercised with respect to any shares of New Common held in escrow until such shares are distributed on account of Allowed Claims.

Secured Noteholders’ Disclosure Statement
Exhibit 1 - Plan of Reorganization

3.3    Cancellation of Existing Securities, Instruments and Agreements. On the Effective Date, except as otherwise provided herein, all securities, instruments and agreements governing any Claims impaired hereby shall be deemed cancelled and terminated, and the obligations of the Debtors relating to, arising under, in respect of or in connection with such securities, instruments or agreements shall be discharged; provided, however, that except as otherwise provided herein, notes and other evidences of Claims shall, effective upon the Effective Date, represent the right to participate in the distributions contemplated by the Noteholders’ Second Plan.

3.4    Effectiveness of Securities, Instruments and Agreements. On the Effective Date, all securities, instruments and agreements issued or entered into pursuant to the Noteholders’ Second Plan, including, without limitation, the New Notes, the New Common and the New Preferred, and any security, instrument or agreement entered into in connection with any of the foregoing, shall become effective and binding upon the parties thereto in accordance with their respective terms and conditions.

3.5    Surrender of Securities. Each Secured Noteholder must either

(a)	surrender its Note to Reorganized WCI; or

(b)	execute and deliver an affidavit of loss and indemnity satisfactory to the Indenture Trustee;

before receiving any New Common or New Preferred under the Noteholders’ Second Plan. A Secured Noteholder who, by the first anniversary of the Effective Date, neither surrenders its Note nor executes and delivers the affidavit of loss and indemnity referred to above, shall be deemed to have forfeited all Claims against the Debtors represented by such Note and all Distributions in respect of such Claims. Reorganized WCI may waive the requirements of this Section 3.5 with respect to a particular Noteholder. If Reorganized WCI waives these requirements, it may (but need not), as an alternative to these requirements, make distributions on account of securities solely to holders of record on such date (on or after the Confirmation Date) as the Bankruptcy Court may designate for this purpose (in which event transfers of record after that date shall be disregarded for the purpose of making distributions under the Noteholders’ Second Plan).

3.6    Record Date for Distributions. Pursuant to an Order dated October 18, 2005, the Bankruptcy Court established October 14, 2005 as the record date (the “Record Date”) for voting purposes for the holders of Allowed Claims. As of the Record Date, the various transfer registers for each of the Classes of Claims or Equity Interests as maintained by the Debtors or their respective agents shall be deemed closed, and there shall be no further changes made to reflect any new record holders of any Claims or Equity Interests. Reorganized WCI, as the party making Distributions, shall have no obligation to recognize any transfer of Claims or Equity Interest occurring on or after such date.

Secured Noteholders’ Disclosure Statement
Exhibit 1 - Plan of Reorganization

3.7    Distributions. Reorganized WCI shall distribute all Distributions. Unless otherwise expressly agreed, in writing, all Cash payments to be made pursuant to the Noteholders’ Second Plan shall be made by check drawn on a domestic bank, subject to collection, or by wire transfer, at the option of Reorganized WCI. Distributions to holders of Allowed Class 7 Claims shall be made no later than 60 days after the Effective Date. Distributions to holders of Allowed Claims shall be made: (1) at the addresses set forth on the respective Proofs of Claim filed by such holders; (2) at the addresses set forth in any written notices of address changes delivered to the Debtors after the date of any related Proof of Claim; (3) at the address reflected in the Schedules if no Proof of Claim is filed; or (4) at any other address most recently given by the holder in a writing signed by such holder. If a Distribution to any holder of an Allowed Claim is returned as undeliverable, no Distributions shall be made to such holder unless and until Reorganized WCI is notified in writing of such holder’s then current address. Undeliverable Distributions shall remain in the possession of Reorganized WCI until the earlier of (i) such time as the Distribution becomes deliverable or (ii) such time as the Undeliverable Distribution becomes an Unclaimed Distribution pursuant to Section 3.9 of the Noteholders’ Second Plan. Until such time as an undeliverable Distribution becomes an Unclaimed Distribution pursuant to Section 3.9 of the Noteholders’ Second Plan, within 15 days after the end of each calendar quarter following the Effective Date, Reorganized WCI shall make Distributions of all Cash and property that has become deliverable during the preceding quarter. Nothing contained in the Noteholders’ Second Plan shall require Reorganized WCI to attempt to locate any holder of an Allowed Claim.

3.8    Setoffs. Reorganized WCI may, but shall not be required to, setoff against a Claim (for purposes of determining the Allowed amount of such Claim in respect of which distribution shall be made), any claims, obligations, rights, causes of action and liabilities of any nature that Reorganized WCI may hold against the holder of an Allowed Claim, provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim hereunder, shall constitute a waiver or release by Reorganized WCI of any such claims, obligations, rights, causes of action or liabilities that Reorganized WCI has or may have against such holder.

3.9    Unclaimed Distributions. Any Distribution shall become property of Reorganized WCI if it is not claimed by the entity entitled thereto before the later of: (1) one year after the Effective Date, or (2) 60 days after an Order allowing the claim of that entity becomes a Final Order.

3.10   No Fractional Distributions. No fractional shares of New Common, no fractional shares of New Preferred, and no fractional dollars shall be distributed. For purposes of distribution, fractional shares of New Common and fractional shares of New Preferred shall be rounded up or down, as applicable, to the nearest whole number, or, in the event of a Cash payment, up or down to the nearest whole dollar.

ARTICLE 4.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

4.1    Assumption and Rejection of Executory Contracts and Unexpired Leases. Pursuant to Bankruptcy Code §§ 365 and 1123(b)(2), on the Effective Date, all executory contracts and unexpired leases to which the Debtors are parties shall be assumed by Reorganized WCI, except (i) all agreements, contracts or plans relating to executive, officer or director employment or compensation2; (ii) all agreements, contracts or plans with or relating to The Renco Group, Inc. (“Renco”) or any affiliate of Renco; and (iii) those contracts or unexpired leases that have been rejected by the Debtors as of the date hereof as well as any other contracts or unexpired leases rejected by the Debtors prior to the Confirmation Hearing in accordance with the terms of the Debtors’ Second Plan. Any amount which must be paid to a creditor whose lease or contract is to be assumed to cure any default or defaults under such contract or lease (“Cure Amount”) is set forth on Exhibit D to the Debtors’ Second Plan. The non-debtor parties to each contract or lease to be assumed may object to assumption, or to the Cure Amount, on or before three (3) business days prior to the Confirmation Hearing. If there are any objections filed, the Bankruptcy Court shall hold a hearing thereon contemporaneous with the Confirmation Hearing. In the event the Bankruptcy Court determines that the cure amount is greater than the Cure Amount listed by the Secured Noteholders, the Secured Noteholders may reject the contract at such time rather than paying such greater amount. Executory contracts dealing with real property are expressly covered by the provisions of this Section 4.1.

_________________________
2 As indicated in previous filings, the Secured Noteholders are prepared to engage in discussions with existing executives or officers relating to employment by Reorganized WCI.

Secured Noteholders’ Disclosure Statement
Exhibit 1 - Plan of Reorganization

4.2    Assumption Cure Payments. The Cure Amount with respect to any executory contract and unexpired lease to be assumed under the Noteholders’ Second Plan shall be paid in Cash on the Effective Date or on such other terms as agreed to by the parties to such executory contract or unexpired lease.

4.3    Rejection Claims. Any Claim arising from an executory contract or unexpired lease that is rejected pursuant to this Noteholders’ Second Plan is required to be filed on or before 30 days after the Confirmation Date and shall, upon allowance, be an Allowed Unsecured Claim classified in Class 7. Any such Claim not filed within such time shall be forever barred from assertion against the Debtors, Reorganized WCI and any and all of their respective properties and estates.

ARTICLE 5.

EFFECTS OF CONFIRMATION

5.1    Substantive Consolidation. The Noteholders’ Second Plan shall be implemented through a substantive consolidation of the assets and liabilities of the Debtors. The Confirmation Order shall contain findings of fact and conclusions of law providing for substantive consolidation for purposes of distribution on the terms set forth in this Section 5.1 of the Noteholders’ Second Plan. The substantive consolidation of the assets and liabilities and properties of the Debtors shall have the effects set forth in this Section 5.1 of the Noteholders’ Second Plan.

Secured Noteholders’ Disclosure Statement
Exhibit 1 - Plan of Reorganization

(a)    The Bankruptcy Cases shall be consolidated into the case of WCI Steel, Inc., as a single consolidated case. All property of the estate of each Debtor shall be deemed to be property of the consolidated estate.

(b)    All Claims against each Debtor’s estate shall be deemed to be Claims against the consolidated estate; all proofs of claim filed against one or more of Debtors shall be deemed to be a single claim filed against the consolidated estate, and all duplicate proofs of claim for the same claim filed against more than one Debtor shall be deemed expunged.

(c)    No distributions under the Noteholders’ Second Plan shall be made on account of Intercompany Claims or interests in one Debtor held by another Debtor.

(d)    Except as specifically provided herein, all guarantees by one Debtor in favor of any other Debtor shall be eliminated, and no distributions under this Noteholders’ Second Plan shall be made on account of Claims based upon such guarantees.

(e)    For purposes of determining the availability of the right of setoff under Section 553 of the Bankruptcy Code, Debtors shall be treated as one consolidated entity so that, subject to the other provisions of Section 553, debts due to any Debtor may be set off against the debts of any other Debtor.

(f)    Substantive consolidation shall not merge or otherwise affect the separate legal existence of each Debtor for licensing, regulatory or other purposes, other than with respect to distribution rights under this Noteholders’ Second Plan.

(g)    Substantive consolidation shall have no effect on valid, enforceable and unavoidable liens, except for liens that secure a Claim that is eliminated by virtue of substantive consolidation, and liens against collateral that are extinguished by virtue of substantive consolidation. Substantive Consolidation shall not impair or adversely affect in any respect any of the liens, claims (including, without limitation, the Class 1 Claims), rights, priorities, protections and remedies granted under the Final DIP Order and the DIP Financing Agreements.

(h)    Substantive consolidation shall not have the effect of creating a Claim in a Class different from the Class in which a Claim would have been placed in the absence of substantive consolidation.

(i)     Substantive consolidation shall not affect any applicable date(s) for purposes of pursuing any avoidance actions or other actions reserved to the Debtors pursuant to Section 5.6 of the Noteholders’ Second Plan.

(j)    Substantive consolidation shall not impact or otherwise affect provisions in the Noteholders’ Second Plan, if any, which provide that specific entities comprising the Debtors shall be liable on specific obligations under the Noteholders’ Second Plan.

5.2   Vesting of Property with Reorganized WCI. Except as otherwise provided in the Noteholders’ Second Plan or the Confirmation Order, the Confirmation of the Noteholders’ Second Plan will vest all of the property of the Debtors’ estates, including without limitation all avoidance actions, in Reorganized WCI free and clear of all Claims, liens, encumbrances, charges and security interests. Nothing in this Noteholders’ Second Plan releases or nullifies any liability to a governmental entity under the police or regulatory statutes or regulations that any entity would be subject to as the owner or operator of property after the date of the entry of an order confirming this Noteholders’ Second Plan.

Secured Noteholders’ Disclosure Statement
Exhibit 1 - Plan of Reorganization

5.3   Injunction.

(a)    Except (i) as otherwise provided in the Noteholders’ Second Plan, (ii) as otherwise provided under a Final Order entered by the Bankruptcy Court, or (iii) with respect to the Debtors’ obligations under the Noteholders’ Second Plan, the entry of the Confirmation Order shall, provided that the Effective Date shall have occurred, forever stay, restrain and permanently enjoin:

(x)
the commencement or continuation of any action, the employment of process, or any act to collect, enforce, attach, recover or offset from Reorganized WCI, or from its property, any Claim discharged under the Confirmation Order, the Noteholders’ Second Plan or pursuant to Section 1141(d)(1) of the Bankruptcy Code; and

(y)	the creation, perfection or enforcement of any lien or encumbrance against any property of Reorganized WCI or any Distribution.

(b)   The Confirmation Order shall, provided the Effective Date shall have occurred, also be an injunction to permanently enjoin and restrain all Persons from taking any of the following actions (other than actions brought to enforce any right or obligation provided for by the Noteholders’ Second Plan or the Confirmation Order):

(i)
the commencement or continuation of any action or proceeding against or affecting Reorganized WCI or any of its respective properties, any direct or indirect transferee of any such property, or direct or indirect successor in interest to any of the foregoing Persons based on any claim that arose prior to the Confirmation Date; and

(ii)
with respect to any senior manager who is offered, and accepts employment with Reorganized WCI, in consideration of such acceptance, any commencement or continuation of any action or proceeding against or affecting such manager or any property of any manager by reason of, arising from or in connection with, or related in any way to, the Noteholders’ Second Plan or the subject matter thereof based on any claim that arose prior to the Confirmation Date. Notwithstanding anything to the contrary in the Noteholders’ Second Plan, nothing in this section 5.3(b)(ii) shall affect any claim for breach of fiduciary liability under the Employee Retirement Income Security Act (ERISA), 29 U.S.C. 1001 et seq.

Secured Noteholders’ Disclosure Statement
Exhibit 1 - Plan of Reorganization

5.4    Discharge.

(a)   Except as specifically provided for in the Noteholders’ Second Plan or the Confirmation Order, the Debtors will, upon consummation of this Noteholders’ Second Plan, be discharged from all liens and security interests and all Claims of any kind, nature or description whatsoever against or in the Debtors or any of their assets, arising prior to the Confirmation Date, to the fullest extent permitted by section 1141 of the Bankruptcy Code. The effect of discharging a lien or security interest is to free the underlying collateral from the lien or security interest. The effect of discharging a Claim is to release the Debtor in full from any obligations to make payments with respect to such Claim, other than those specifically provided by the Noteholders’ Second Plan or the Confirmation Order, and to prohibit any collection efforts by the holder of the Claim.

(b)   Confirmation of this Noteholders’ Second Plan shall, in accordance with the provisions of Section 1141 of the Bankruptcy Code, discharge the Debtors from all dischargeable debts, including but not limited to any debt that arose before the Confirmation Date, and any debt of a kind specified in Section 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not (1) a Proof of Claim based on such debt is filed or deemed filed under Section 501 of this title; (ii) such Claim is allowed under Section 502 of this title; or (iii) the holder of such Claim has accepted the Noteholders’ Second Plan.

5.5    Binding Effect. The provisions of the Noteholders’ Second Plan, if confirmed, will bind all creditors and all holders of Claims and Equity Interests, regardless of whether they voted to accept the Noteholders’ Second Plan. The distributions provided for in the Noteholders’ Second Plan will be in exchange for and in complete satisfaction, discharge and release of all Claims against, and Equity Interests in, the Debtors or the Debtors’ assets or properties, including any Claim arising after the Petition Date and prior to the Confirmation Date. All holders of Claims or Equity Interests will be precluded from asserting any Claim against or Equity Interest in the Debtors, Reorganized WCI or their respective assets or properties or other interests in the Debtors, Reorganized WCI based on any transaction or other activity of any kind that occurred prior to the Confirmation Date, except to the extent such Claim or Equity Interest is unimpaired and reinstated pursuant to the Noteholders’ Second Plan or as otherwise provided in the Noteholders’ Second Plan or the Confirmation Order.

5.6    Avoidance Actions. Reorganized WCI shall have the right to prosecute any avoidance or recovery actions under Bankruptcy Code §§ 542 through 545, 547 through 551, and 553 of the Bankruptcy Code that belong to the Debtors and that have not been released or settled prior to the Effective Date (the “Litigation Claims”). The proceeds of such actions shall be retained by Reorganized WCI.

5.7    Filing of Documents. Pursuant to Sections 105, 1141(c) and 1142(b) of the Bankruptcy Code, each and every federal, state and local governmental agency or department, shall be directed to accept and record any and all documents and instruments necessary, useful or appropriate to effectuate, implement and consummate the transactions contemplated by the Noteholders’ Second Plan, and any and all notices of satisfaction, release or discharge or assignment of any Lien, Claim or encumbrance not expressly preserved by the Noteholders’ Second Plan.

Secured Noteholders’ Disclosure Statement
Exhibit 1 - Plan of Reorganization

ARTICLE 6.

CONDITIONS PRECEDENT TO CONFIRMATION
AND TO CONSUMMATION

6.1    Conditions Precedent to Confirmation. This Noteholders’ Second Plan may not be confirmed unless each of the conditions set forth below is satisfied; provided, however, that except as provided in Section 6.3 below, any one or more of the following conditions may be waived at any time by the Secured Noteholders.

(a)	Class 2 Vote. Secured Noteholders shall have voted their Allowed Secured Claims in Class 2 in sufficient numbers and amounts so as to cause Class 2 to accept the Noteholders’ Second Plan.

(b)	Confirmation Order. The Confirmation Order shall be in a form satisfactory to the Secured Noteholders, and shall have been entered by the Bankruptcy Court.

(c)	No Material Adverse Change. No Material Adverse Change shall have occurred in accordance with Section 6.4.

6.2    Conditions Precedent to Consummation. Each of the following conditions must be fulfilled on or before January 31, 2006 for the Effective Date to occur, and the Noteholders’ Second Plan to be consummated, provided, however, that except as provided in Section 6.3 below, any one or more of the following conditions may be waived at any time by the Secured Noteholders.

(a)	Entry of Confirmation Order. The Confirmation Order shall have been entered and no stay thereof shall be in effect.

(b)	Final Order. The Confirmation Order shall have become a Final Order.

(c)
Consummation of Exit Facility. All conditions to the consummation of the Exit Facility shall have been met or waived by the Exit Lender, and Reorganized WCI shall have the right to draw on the Exit Facility.

(d)	[Deleted.]

(e)	[Deleted].

(f)	Other Documents. All actions, other documents, and agreements necessary to implement the Noteholders’ Second Plan shall be executed and delivered on the Effective Date.

(g)	No Material Adverse Change. No Material Adverse Change shall have occurred as provided in Section 6.4.

Reorganized WCI shall substantially consummate this Noteholders’ Second Plan by making distributions of Cash, New Common and New Preferred on a Business Day not later than the tenth calendar day after the date on which all the conditions set forth in this Section 6.2 have been met, or, pursuant to Section 6.3, waived (the “Effective Date”).

Secured Noteholders’ Disclosure Statement
Exhibit 1 - Plan of Reorganization

6.3    Waiver of Conditions. The Secured Noteholders may waive any of the conditions set forth above by filing a notice of waiver with the Bankruptcy Court except for Section 6.2(a), which cannot be waived.

6.4    Material Adverse Change. An event or occurrence which has a material adverse effect on the properties, operations, finances, physical condition, business, prospects or employees of the Debtors (a “Change”) since the approval of the Disclosure Statement shall constitute a “Material Adverse Change”; provided, however, that if a memorandum of understanding (a “Memorandum of Understanding”) is signed by the Standby Purchaser and the USW, then no Change shall constitute a Material Adverse Change unless it meets the conditions set forth in such Memorandum of Understanding. The absence of a long-term agreement with the USW shall not constitute a Material Adverse Change.

ARTICLE 7.

RETENTION OF JURISDICTION

7.1    Retention of Jurisdiction. Notwithstanding the entry of the Confirmation Order or the occurrence of the Effective Date, the Bankruptcy Court shall retain and have original, but not exclusive, jurisdiction over all matters arising in, arising under, and related to the Bankruptcy Cases for, among other things, the following purposes:

(a)    To allow, disallow, determine, liquidate, classify or establish the priority, secured or unsecured status of any Claim, including, without limitation, the resolution of any request for payment of any Allowed Priority Claim and the resolution of any and all objections to the allowance or priority of Claims;

(b)    To grant or deny any and all applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Noteholders’ Second Plan, for any period ending on or before the Effective Date;

(c)    To resolve any motions pending on the Effective Date to assume, assume and assign, or reject any executory contract or unexpired lease to which the Debtors are a party or with respect to which the Debtors may be liable and to hear, determine and, if necessary, liquidate, any and all Claims arising therefrom;

(d)    To ensure that distributions to holders of Allowed Claims are accomplished pursuant to the provisions of this Noteholders’ Second Plan;

(e)    To decide or otherwise resolve any and all applications, motions, adversary proceedings, contested or litigated matters, and any other matters, or grant or deny any applications involving the Debtors that may be pending on the Effective Date;

Secured Noteholders’ Disclosure Statement
Exhibit 1 - Plan of Reorganization

(f)    To enter such Orders as may be necessary or appropriate to implement or consummate the provisions of the Noteholders’ Second Plan and all contracts, instruments, releases and other agreements or documents created in connection with the Noteholders’ Second Plan or Disclosure Statement, or to enforce all Orders, judgments, injunctions, and rulings entered in connection with the Case;

(g)   To resolve any and all controversies, suits or issues that may arise in connection with the consummation, interpretation or enforcement of the Noteholders’ Second Plan, the Confirmation Order or any entity’s obligations incurred in connection with the Noteholders’ Second Plan (including without limitation determining whether a Material Adverse Change has occurred under Section 6.4);

(h)   To hear and determine all Litigation Claims, collection matters related thereto, and settlements thereof.

(i)    To hear and determine any disputes or issues arising under settlements of Claims approved by the Bankruptcy Court.

(j)    To modify the Noteholders’ Second Plan before or after the Effective Date pursuant to Section 1127 of the Bankruptcy Code, or to modify the Disclosure Statement or any contract, instrument, release or other agreement or document created in connection with the Noteholders’ Second Plan or Disclosure Statement;

(k)   To remedy any defect or omission or reconcile any inconsistency in any Order, the Noteholders’ Second Plan, the Disclosure Statement or any contract, instrument, release or other agreement or document created in connection with the Noteholders’ Second Plan, to the extent authorized herein or in the Bankruptcy Code;

(l)    To issue any injunctions, enter and implement other Orders or take such other actions as may be necessary or appropriate to restrain interference by any entity with consummation or enforcement of the Noteholders’ Second Plan;

(m)   To enter and implement such Orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;

(n)   To determine any dispute arising under or related to the Noteholders’ Second Plan, including, without limitation, any dispute concerning the scope or effect of any release or discharge provided for by the Noteholders’ Second Plan or the Confirmation Order;

(o)   To determine any other matters that may arise in connection with or relate to the Noteholders’ Second Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document created in connection with any of the foregoing; and

(p)   To enter an Order or final decree concluding the Case.

Secured Noteholders’ Disclosure Statement
Exhibit 1 - Plan of Reorganization

ARTICLE 8.

DEFINITIONS

Except as expressly provided or unless the context otherwise requires, all capitalized terms not otherwise defined shall have the meanings assigned to them in this Article 8. Any term used in the Noteholders’ Second Plan that is not defined herein, but that is used in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules.

8.1    “Administrative Claim”: means any right to payment constituting a cost or expense of administration of any of the Bankruptcy Cases allowed under Sections 503(b) and 507(a)(1) of the Bankruptcy Code, including, without limitation, (a) any actual and necessary costs and expenses of preserving the Debtors’ estates, (b) any actual and necessary costs and expenses of operating the Debtors’ businesses, (c) any indebtedness or obligations incurred or assumed by the Debtors, as debtors in possession, during the Bankruptcy Cases, (d) any allowances of compensation and reimbursement of expenses to the extent allowed by Final Order under sections 330 or 503 of the Bankruptcy Code, and (e) any fees or charges assessed against the estates of the Debtors under section 1930 of chapter 123 of title 28 of the United States Code.

8.2    “Administrative/Priority Bar Date” defined in Section 1.4(b).

8.3    “Allowed Claim” shall mean:

(a)    an Allowed Secured Note Claim;

(b)    any Other Secured Claim with respect to which either (i) a Proof of Claim was timely filed and no objection has been filed thereto or (ii) a Final Order has been entered allowing such Claim.

(c)    any Allowed Small Claim;

(d)    any Claim (other than those listed above) which is either (i) scheduled as not contingent, not disputed, and liquidated, or (ii) with respect to which a Proof of Claim was timely and properly filed on or before the Bar Date, and no objection thereto has been made within 60 days of the Effective Date of the Noteholders’ Second Plan; or (iii) which has been allowed pursuant to a Final Order.

8.4    “Allowed Other Secured Claim”: defined in Section 1.2(c).

8.5    “Allowed Priority Claim”: with respect to any Debtor, a Claim against such Debtor or an administrative expense of such Debtor entitled to priority under Section 507(a) of the Bankruptcy Code (x) as to which no objection to the allowance thereof has been interposed within the applicable period of limitation fixed by the Noteholders’ Second Plan, the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court, or (y) as to which any objection has been resolved by a Final Order to the extent such objection has been resolved in favor of the holder of such Claim.

Secured Noteholders’ Disclosure Statement
Exhibit 1 - Plan of Reorganization

8.6    “Allowed Secured Claim”: with respect to any Debtor, an Allowed Claim (other than an Allowed Priority Claim) against such Debtor, including all amounts, if any, allowed pursuant to Section 506(b) of the Bankruptcy Code, to the extent that it is secured by an interest in property in which such Debtor’s estate has an interest or that is subject to setoff under Section 553 of the Bankruptcy Code, to the extent of the value of the Claim holder’s interest in the Debtor’s interest in such property or to the extent of the amount subject to set-off, as applicable, as determined pursuant to Section 506(a) or Section 1111 of the Bankruptcy Code.

8.7    “Allowed Secured Notes Claim”: an Allowed Secured Claim arising out of the Secured Notes.

8.8    “Allowed Small Claim”: defined in Section 1.2(d).

8.9    “Allowed Unsecured Claim”: with respect to any Debtor, an Allowed Claim against such Debtor which is not an Allowed Priority Claim, an Allowed Secured Claim, or a Small Claim. If an Allowed Claim secured by an interest in property in which any Debtor’s estate has an interest or that is subject to setoff under Section 553 of the Bankruptcy Code exceeds the value of the Claim holder’s interest in such Debtor’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to Section 506(a) of the Bankruptcy Code, the excess shall be an Allowed Unsecured Claim against such Debtor.

8.10   “Bankruptcy Cases”: the above-captioned cases.

8.11   “Bankruptcy Code”: means title 11 of the United States Code, as amended from time to time and effective as of the Petition Date.

8.12   “Bankruptcy Court”: means any United States Bankruptcy Court for the Northern District of Ohio having jurisdiction over the Bankruptcy Cases and, to the extent of any reference made under section 157 of title 28 of the United States Code, the unit of such District Court having jurisdiction over the Bankruptcy Cases under section 151 of title 28 of the United States Code.

8.13   “Bankruptcy Rules”: (i) the Federal Rules of Bankruptcy Procedure, and (ii) the Local Bankruptcy Rules for the United States Bankruptcy Court for the Northern District of Ohio, in either case, as now in effect or hereafter amended.

8.14   “Bar Date”: a date set by the Bankruptcy Court as the date on or before which a Claim must be filed.

8.15   “Business Day”: means any day other than a Saturday, Sunday, or other day on which commercial banks in New York, New York are authorized or required by law to close.

8.16   “Cash”: means legal tender of the United States of America.

Secured Noteholders’ Disclosure Statement
Exhibit 1 - Plan of Reorganization

8.17   “Change”: defined in Section 6.4.

8.18   “Claim”: (i) any right to payment from a Debtor arising on or before the Effective Date, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, or (ii) any right to an equitable remedy against a Debtor arising on or before the Effective Date for breach of performance if such breach gives rise to a right of payment from a Debtor, whether or not such right is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

8.19   “Committee”: the official Committee of Unsecured Creditors appointed in these Bankruptcy Cases pursuant to Section 1102 of the Bankruptcy Code, as constituted on the date hereof, or as from time to time reconstituted.

8.20   “Confirmation”: the entry of the Confirmation Order.

8.21   “Confirmation Date”: the date on which the Confirmation Order is entered by the Bankruptcy Court.

8.22   “Confirmation Hearing”: the hearing to be held by the Bankruptcy Court regarding Confirmation, as such hearing may be adjourned from time to time.

8.23   “Confirmation Order”: an Order of the Bankruptcy Court confirming the Noteholders’ Second Plan pursuant to section 1129 of the Bankruptcy Code that is in all respects satisfactory to the Secured Noteholders.

8.24   “Creditor”: with respect to any Debtor, a Person that holds an Allowed Claim against such Debtor.

8.25   “Cure Amount”: defined in Section 4.1.

8.26   “Debtors”: collectively, WCI Steel, Inc., WCI Steel Sales L.P., WCI Steel Metallurgical Services, Inc., WCI Steel Production Control Services, Inc., Youngstown Sinter Company, and Niles Properties, Inc., debtors-in-possession in these Chapter 11 cases.

8.27   “Disclosure Statement”: means the written disclosure statement, dated October 17, 2005, that relates to this Noteholders’ Second Plan, including all exhibits, attachments or amendments thereto, as approved by Order of the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code.

8.28   “Disputed Claim”: defined in Section 3.2.

8.29   “Distributions”: defined in Section 3.2.

8.30   “Effective Date”: defined in Section 6.2.

8.31   “Equity Interest”: with respect to any Debtor, any equity security (as defined in the Bankruptcy Code) in such Debtor.

Secured Noteholders’ Disclosure Statement
Exhibit 1 - Plan of Reorganization

8.32   “Exit Facility”: defined in Section 2.5.

8.33   “Exit Lender”: the provider of the Exit Facility on terms substantially similar to those provided by Citigroup Global Markets, Inc., in connection with the Secured Noteholders’ Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, dated June 17, 2004, to be memorialized in a commitment letter which will be filed by the Secured Noteholders as a supplement to the Plan Appendix no less than ten days prior to the Confirmation Hearing.

8.34   “Final Order”: means a judgment, order, ruling or other decree issued and entered by the Bankruptcy Court or by any state or other federal court or other tribunal located in one of the states, territories or possessions of the United States or the District of Columbia, that has not been stayed or that is no longer subject to appeal, certiorari proceeding or other proceeding for review or rehearing, and as to which no appeal, certiorari proceeding, or other proceeding for review or rehearing shall then be pending.

8.35   “Indenture Trustee”: defined in the Preamble.

8.36   “Intercompany Claims” shall mean Allowed Unsecured Claims of one Debtor against any other Debtor. There are no Intercompany Claims in these Bankruptcy Cases.

8.37   “Individual Subscription Amount”: defined in Section 2.6(d).

8.38   “Lenders” shall mean Wachovia Bank, National Association, as successor by merger to Congress Financial Corporation, and the other lenders under the Loan Agreement.

8.39   “Litigation Claims”: defined in Section 5.6.

8.40   “Loan Agreement” shall mean that certain Amended and Restated Loan Agreement dated as of July 30, 1999, by and among WCI and WCI Steel Sales, L.P., as Borrowers, the Lenders and Wachovia Financial Corporation, as Agent, as Second, supplemented, modified, extended, renewed, restated and/or replaced at any time prior to the Filing Date.

8.41   “Material Adverse Change”: defined in Section 6.4.

8.42   “Memorandum of Understanding” shall mean a memorandum documenting the principal terms of an agreement between the Secured Noteholders and the USW with respect to the Secured Noteholders’ ownership and administration of Reorganized WCI.

8.43   “New Charter Documents”: defined in Section 2.3.

8.44   “New Common”: defined in Section 1.3.

8.45   “New Notes”: defined in Section 2.7.

8.46   “New Preferred”: defined in Section 1.3.
Secured Noteholders’ Disclosure Statement
Exhibit 1 - Plan of Reorganization

8.47   “Noteholders’ Second Plan”: this Noteholders’ Second Plan of Reorganization, as it may be amended, supplemented or modified from time to time in accordance with Section 9.2, including all exhibits and schedules annexed hereto or required to be filed with the Bankruptcy Court pursuant hereto.

8.48   “Offered New Preferred”: defined in Section 2.6(b)

8.49   “Oversubscribing Noteholder”: defined in Section 2.6(c).

8.50   “Oversubscription Share”: defined in Section 2.6(c).

8.51   “Pension Funding Amount”: defined in Section 1.1(b).

8.52   “Pension Plans”: each defined benefit pension plan, subject to regulation under Title IV of ERISA and insured by the Pension Benefit Guaranty Corporation, which is sponsored by a Debtor.

8.53   “Person”: an individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, estate, unincorporated organization, government (or agency or political subdivision thereof) or other entity.

8.54   “Plan Appendix”: the document filed with the Noteholders’ Second Plan, and as supplemented or modified from time to time, that shall set forth the initial board of directors of Reorganized WCI, and the material terms of the Exit Facility, the New Charter Documents, the Subscription Agreement, the Registration Rights Agreement, and the New Notes.

8.55   “Plan Modification”: defined in Section 9.2(a).

8.56   “Post-Petition Taxes”: taxes for which any Debtor becomes liable after the Petition Date up to and including the Confirmation Date.

8.57   “Priority Claim”: defined in Section 1.4

8.58   “Pro Rata Share”: defined in Section 1.3.

8.59   “Professional”: all professionals retained by the Debtors or the Committee under or pursuant to Section 327 or Section 1103 of the Bankruptcy Code.

8.60   “Proof of Claim”: a proof of Claim filed pursuant to Section 501 of the Bankruptcy Code and Part III of the Bankruptcy Rules.

8.61   “Rating Confirmation”: defined in Section 2.6.

8.62   “Record Date”: defined in Section 3.6.

8.63   “Renco”: defined in Section 4.1.

Secured Noteholders’ Disclosure Statement
Exhibit 1 - Plan of Reorganization

8.64   “Reorganized WCI”: the entity created pursuant to this Noteholders’ Second Plan and continuing in existence following the Effective Date.

8.65   “Reserved New Preferred”: defined in Section 2.6(b).

8.66   “Restricted Payment”: defined in Section 2.7.

8.67   “Retiree Medical Benefits”: payments to any entity or person for the purpose of providing or reimbursing payments for retired employees and their spouses and dependents, for medical, surgical or hospital care benefits, or benefits in the event of sickness, accident, disability or death under any plan, fund or program (through the purchase of insurance or otherwise) maintained or established, in whole or in part, by any Debtor prior to filing these chapter 11 cases.

8.68   “Rights”: defined in Section 1.3.

8.69   “Schedules”: the respective schedules of assets and liabilities filed by the Debtors with the Bankruptcy Court in accordance with Section 521(l) of the Bankruptcy Code and Rule 1007 of the Bankruptcy Rules, including any amendments made to such schedules in accordance with Rule 1009 of the Bankruptcy Rules.

8.70   “Secured Noteholders”: defined in Preamble.

8.71   “Secured Notes”: defined in the Preamble.

8.72   “Standby Purchasers”: the parties that have executed the Standby Purchase Agreements attached as Exhibit B.

8.73   “Standby Purchase Agreement”: defined in Section 2.6(b).

8.74   “Subscribing Noteholder”: defined in Section 2.6(c).

8.75   “Subscription Account”: defined in Section 2.6(d).

8.76   “Subscription Agreement”: defined in Section 2.6(d).

8.77   “USW”: defined in Section 1.1(b).

8.78   “Voluntary Bankruptcy Prohibition”: defined in Section 2.3.

8.79   “Wachovia”: means Wachovia Bank, National Association, as successor by merger to Congress Financial Corporation.

8.80   “Wachovia DIP Claim”: means all Claims arising under the DIP Loan Agreement.

Secured Noteholders’ Disclosure Statement
Exhibit 1 - Plan of Reorganization

8.81   “Wachovia DIP Credit Agreement”: means that certain Amended and Restated Loan and Security Agreement, dated as of July 30, 1999, and all amendments thereto, by and among Wachovia, Bank One of America, N.A. and the Debtors.

8.82   “WCI”: defined in the Preamble.

ARTICLE 9.

MISCELLANEOUS PROVISIONS

9.1    Actions by Secured Noteholders. Wherever the Noteholders’ Second Plan requires a decision or action by the Secured Noteholders, that decision or action shall be taken by the Indenture Trustee upon direction from holders of a simple majority of Secured Notes held by the Secured Noteholders, or such greater amount as counsel to the Indenture Trustee determines is necessary.

9.2    Amendment & Revocation.

(a)   The Secured Noteholders may amend, alter, supplement or otherwise modify the Noteholders’ Second Plan (each of the foregoing, a “Plan Modification”), but shall in all events comply with (i) Bankruptcy Code § 1127 and Bankruptcy Rule 3019, and (ii) if a Memorandum of Understanding has been signed, with such Memorandum of Understanding; provided, however, that the outside date set forth in Section 6.2 for the fulfillment of conditions to the Effective Date shall not be amended or waived without the consent of the Standby Purchasers.

(b)   If the Noteholders’ Second Plan is revoked or withdrawn, or if no Confirmation Order is entered, the Noteholders’ Second Plan shall be null and void, and nothing contained in the Noteholders’ Second Plan shall (i) constitute a waiver or release of any Claims by or against, the Debtors; or (ii) prejudice in any manner the rights of the Secured Noteholders in any further proceedings.

9.3    Indenture Trustee Fees and Expenses.

(a)   All Cash, New Notes and New Common distributed on account of Allowed Secured Claims and Allowed Unsecured Claims under the Secured Notes shall initially be distributed to the Indenture Trustee.

(b)   Pursuant to the New Notes Indenture (set forth in the Plan Appendix), if the Cash distributed to the Indenture Trustee proves insufficient to pay its fees and expenses, the Indenture Trustee may obtain payment of its fees and expenses incurred prior to the Effective Date by selling first, New Common, and, only to the extent necessary, New Notes, to fund payment in full of the fees and expenses of the Indenture Trustee and of the Indenture Trustee’s professionals.

(c)    The Indenture Trustee shall offer to sell New Common to Oversubscribing Noteholders under § 2.6(c)(iii).

Secured Noteholders’ Disclosure Statement
Exhibit 1 - Plan of Reorganization

(d)   The Indenture Trustee shall release for distribution to Secured Noteholders all New Notes and all New Common that has not been sold to pay the fees and disbursements of the Indenture Trustee.

9.4    Request for Relief Under Section 1129(b). The Secured Noteholders shall request confirmation under Section 1129(b) of the Bankruptcy Code, subject to any modification of the Noteholders’ Second Plan made pursuant to Section 1127 of the Bankruptcy Code, Bankruptcy Rule 3019, or the terms of the Noteholders’ Second Plan.

9.5    Dissolution of the Committee. On the Effective Date, the Committee will dissolve and the members of the Committee will be released and discharged from all further duties and obligations arising from or related to the Bankruptcy Cases.

9.6    Section Headings. The Section headings contained in the Noteholders’ Second Plan are for reference purposes only and shall not affect in any way the meaning or interpretation of the Noteholders’ Second Plan.

9.7    Computation of Time. In computing any period of time prescribed or allowed by the Noteholders’ Second Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

9.8    Successors and Assigns. The rights, benefits and obligations of any entity named or referred to in the Noteholders’ Second Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign of such entity.

9.9    Withholding and Reporting Requirements. In connection with the Noteholders’ Second Plan and all instruments issued in connection therewith and distributions thereon, the respective Debtors and Reorganized WCI shall comply with all withholding, reporting, certification and information requirements imposed by any federal, state, local or foreign taxing authority and all distributions hereunder shall, to the extent applicable, be subject to any such withholding, reporting, certification and information requirements. Persons entitled to receive distributions hereunder shall, as a condition to receiving such distributions, provide such information and take such steps as Reorganized WCI may reasonably require to ensure compliance with such withholding and reporting requirements, and to enable Reorganized WCI to obtain such certifications and information as may be necessary or appropriate to satisfy the provisions of any tax law.

9.10   Section 1146 Exemption. Pursuant to Section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of any security under the Noteholders’ Second Plan, or the execution, delivery or recording of an instrument of transfer pursuant to, in implementation of, or as contemplated by the Noteholders’ Second Plan, or the revesting, transfer or sale of any real property of any of the Debtors pursuant to, in implementation of or as contemplated by the Noteholders’ Second Plan, shall not be taxed under any state or local law imposing a stamp tax, transfer tax or similar tax or fee. Consistent with the foregoing, each recorder of deeds or similar official for any county, city or governmental unit in which any instrument hereunder is to be recorded shall, pursuant to the Confirmation Order, be ordered and directed to accept such instrument, without requiring the payment of any documentary stamp tax, deed stamps, stamp tax, transfer tax, intangible tax or similar tax.

Secured Noteholders’ Disclosure Statement
Exhibit 1 - Plan of Reorganization

9.11        Notices. All notices and other communications to be given or made hereunder shall be in writing and shall be deemed to have been given or made when mailed or as otherwise set forth herein:

(a)	if to the Secured Noteholders, at:

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, NY 10036
Attn:	Thomas Moers Mayer, Esq.
P. Bradley O’Neill, Esq.

and

Nadler Nadler & Burdman Co., LPA
20 Federal Plaza West, Suite 600
Youngstown, OH 44503-1559
Attn:	Michael Gallo, Esq.

(b)	if to the Standby Purchasers, to:

Harbert Distressed Investment Master Fund, Ltd.
c/o HMC Distressed Investment Offshore Manager, LLC
One Riverchase Parkway South
Birmingham, Alabama 35244
Facsimile: 205-987-5505
Attn:	Jeff Harris, Esq.

with a copy to:

555 Madison Avenue
16th Floor
New York, New York 10022
Attn: Larry Clark

AND

The Willow Fund
c/o Bond Street Capital LLC
700 Palisade Ave.
Englewood Cliffs, NJ 07632
Attn:	Nick DeLeonardis
Sam Kim

Secured Noteholders’ Disclosure Statement
Exhibit 1 - Plan of Reorganization

(c)	if to the Debtors, at:

Squire, Sanders & Dempsey L.L.P.
4900 Key Tower
127 Public Square
Cleveland, Ohio 44114
Attn: G. Christopher Meyer, Esq.

AND

Squire Sanders & Dempsey L.L.P.
312 Walnut Street
Suite 3500
Cincinnati, Ohio 45202
Attn: Stephen D. Lerner, Esq.

(d)	if to the Committee, at:

Reed Smith
435 Sixth Ave
Pittsburgh, PA 15219
Attn:	Paul Singer, Esq.
Amy Tonti, Esq.

(e)	if to the USW, at:

United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers Union AFL-CIO
Five Gateway Center
Pittsburgh, PA 15222
Attn:	David Jury, Esq.

(f)    if to any creditor, at (i) the addresses set forth in the Proof of Claim filed by such creditor; (ii) the address set forth in any written notice of address change delivered to the Debtors after the date of any related Proof of Claim; or (iii) the address reflected in the Schedules if no Proof of Claim is filed and the Debtor have not received a written notice of a change of address.

(g)    with a copy in each instance to:

Office of the United States Trustee
BP Tower
200 Public Square
Suite 20-3300
Cleveland, Ohio 44114-2301
Attn:	Maria D. Giannirakis, Esq.

9.12   Governing Law. Except to the extent that the Bankruptcy Code or Bankruptcy Rules or other Federal law are applicable, and subject to the provisions of any contract, instrument, release or other agreement or document entered into in connection with the Noteholders’ Second Plan, the rights and obligations arising under the Noteholders’ Second Plan shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York applicable to contracts made and to be enforced entirely within such state.

9.13   Severability. In the event that the Bankruptcy Court determines, prior to the Confirmation Date, that any provision of the Noteholders’ Second Plan is invalid, void or unenforceable, the Bankruptcy Court shall, with the consent of the Secured Noteholders, have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provision of the Noteholders’ Second Plan shall remain in full force and effect, and shall in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Noteholders’ Second Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

9.14   Rules of Construction. Terms stated in the singular shall include the plural and vice versa. Pronouns stated in any of the masculine, feminine or neuter genders shall include all genders. All Section and Article references in the Noteholders’ Second Plan are to the respective Section or Article of the Noteholders’ Second Plan. Any reference to a contract, instrument, release or other agreement or document being in a particular form or on particular terms and conditions, means that such document need only be substantially in such form or substantially on such terms and conditions. Any reference to an existing document or exhibit filed or to be filed means such document or exhibit, as it may have been or may be Second, modified or supplemented. The words “herein”, “hereof’, “hereto” or “hereunder” and other words of similar import refer to the Noteholders’ Second Plan in its entirety rather than to only a particular portion of the Noteholders’ Second Plan. The rules of construction set forth in Section 102 of the Bankruptcy Code shall govern construction of the Noteholders’ Second Plan. Any reference contained herein to the Bankruptcy Code, or to any Section of the Bankruptcy Code, refers to the Bankruptcy Code, or such Section of the Bankruptcy Code, as it is existing and effective on the Petition Date, except to the extent, if any, that any post-Petition Date amendment to the Bankruptcy Code applies retroactively to cases filed on the Petition Date.

9.15   Exhibits. The Plan Appendix is incorporated into and is a part of the Noteholders’ Second Plan as if set forth in full herein.

Secured Noteholders’ Disclosure Statement
Exhibit 1 - Plan of Reorganization

Dated:	New York, New York
October 17, 2005
KRAMER LEVIN NAFTALIS & FRANKEL LLP
		By:	/s/Thomas Moers Mayer
Thomas Moers Mayer, Esq.
Gregory A. Horowitz, Esq.
P. Bradley O’Neill, Esq.
Marc P. Schwartz, Esq.
1177 Avenue of the Americas
New York, New York 10036
(212) 715-9100
And

NADLER NADLER & BURDMAN CO., LPA
Michael Gallo, Esq.
20 Federal Plaza West, Suite 600
Youngstown, OH 44503-1559
(330) 744-0247

Attorneys for the Secured Noteholders